Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

DUKE ENERGY INDIANA HOLDCO, LLC

A Delaware Limited Liability Company

Dated as of September 8, 2021

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1	Definitions	2
Section 1.2	Interpretation	2

ARTICLE II

ORGANIZATION

Section 2.1	Formation; Continuation; Amendment and Restatement	3
Section 2.2	Name	3
Section 2.3	Business Purpose	3
Section 2.4	Registered Office and Agency	3
Section 2.5	Company Property; Membership Interests	4
Section 2.6	Term	4
Section 2.7	Organizational and Fictitious Name Filings	4
Section 2.8	Tax Treatment	4

ARTICLE III

MEMBERS; MEMBERSHIP INTERESTS

Section 3.1	Members	4
Section 3.2	Register of Members	4
Section 3.3	Membership Interests	6
Section 3.4	Liability to Third Parties	6
Section 3.5	Cessation of Interest	6
Section 3.6	Other Business of the Members; Corporate Opportunities	6

ARTICLE IV

CAPITAL CONTRIBUTIONS; ADDITIONAL MEMBERSHIP INTERESTS

Section 4.1	Issuance of Units	7
Section 4.2	Additional Capital Contributions	7
Section 4.3	Third-Party Investors	10
Section 4.4	Preemptive Rights	11

ARTICLE V

DISTRIBUTIONS

Section 5.1	Distributions	11

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ARTICLE X

Indemnification

Section 10.1	Non-Liability of Members	34
Section 10.2	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Company	35
Section 10.3	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Company	35
Section 10.4	Authorization of Indemnification	35
Section 10.5	Good Faith Defined	36
Section 10.6	Indemnification by a Court	36
Section 10.7	Expenses Payable in Advance	36
Section 10.8	Nonexclusivity of Indemnification and Advancement of Expenses	36
Section 10.9	Insurance	36
Section 10.10	Certain Definitions	68
Section 10.11	Survival of Indemnification and Advancement of Expenses	37
Section 10.12	Limitation on Indemnification	37
Section 10.13	Indemnification of Employees and Agents	37
Section 10.14	Investor Indemnitors	38

ARTICLE XI

Transfers

Section 11.1	General Restrictions	38
Section 11.2	Permitted Transfers	39
Section 11.3	Lockup Period	39
Section 11.4	Right of First Offer	39
Section 11.5	Drag Along Rights	40
Section 11.6	Tag-Along Rights	42
Section 11.7	Change of Control	45
Section 11.8	Other Prohibited Transfers	45
Section 11.9	Binding Effect on Transferees	46
Section 11.10	Consent to Pledges	47

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

Section 12.1	Member Representations and Warranties	48

ARTICLE XIII

SUPPORT PAYMENTS

Section 13.1	Distribution Shortfall	49

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Exhibit A: Defined Terms

Exhibit B: Additional Prohibited Transferees

Exhibit C: Board Approval Matters

Exhibit D: Form of Membership Interest Transfer Power

Schedule A: Register of Members as of September 8, 2021

Schedule 5.2: Agreements Containing Restrictions on Distributions

Schedule 7.1(a): Existing Affiliate Transactions

Schedule 11.5(f): Investor Representations

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

OF

DUKE ENERGY INDIANA HOLDCO, LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of Duke Energy Indiana Holdco, LLC, a Delaware limited liability company (the “Company”), dated as of September 8, 2021 (the “Effective Date”), is executed and entered into by and among the Company, Cinergy Corp., a Delaware corporation (“Cinergy”), and Epsom Investment Pte. Ltd., a Singapore private limited company (“New Investor”).

RECITALS

WHEREAS, the Company was originally formed pursuant to a Certificate of Formation filed with and accepted by the Secretary of State of the State of Delaware on January 27, 2021 (the “Certificate of Formation”) in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”) and the execution of that certain Limited Liability Company Operating Agreement, dated as of January 27, 2021 (the “Original Agreement”);

WHEREAS, immediately prior to the date hereof, Cinergy owned one hundred percent (100%) of the Common Units (as defined herein);

WHEREAS, as of the date hereof, the Company owns one hundred percent (100%) of the issued and outstanding membership interests of Duke Energy Indiana, LLC, an Indiana limited liability company (“DEI”);

WHEREAS, Cinergy, the Company and New Investor entered into that certain Investment Agreement, dated as of January 28, 2021 (the “Investment Agreement”), pursuant to which, (i) upon the First Closing, the Company issued eleven thousand fifty (11,050) Common Units to New Investor on the date hereof and (ii) upon the Second Closing, the Company will issue eleven thousand forty-eight and six hundred eighty-nine one hundred thirty-eight millionths (11,048.689138) Common Units to New Investor at a time determined pursuant to the Investment Agreement;

WHEREAS, as of the date hereof, Cinergy owns eighty-eight and ninety-five one-hundredths percent (88.95%) of the Common Units and New Investor owns eleven and five one-hundredths percent (11.05%) of the Common Units; and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety to reflect the admission of New Investor as a Member in the Company, and to amend and restate the terms and conditions of the governance and operation of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1      Definitions. Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A hereto.

Section 1.2      Interpretation.

(a)          When a reference is made in this Agreement to an Article, Section, clause or Exhibit, such reference shall be to an Article, Section or clause of, or Exhibit to, this Agreement unless otherwise indicated, and the words “Agreement,” “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits) and not merely to the specific section, paragraph or clause in which such word appears. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and do not in any way affect the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to September 8, 2021. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. Unless otherwise expressly provided herein, references to any agreement or document shall be a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein, including waivers or consents. Unless otherwise expressly provided herein, references to any Person include the successors and permitted assigns of that Person. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. As used in this Agreement: (i) the term “including” and words of similar import mean “including, without limitation” unless otherwise specified, (ii) “$” and “dollars” refer to the currency of the United States of America, (iii) “or” shall include both the conjunctive and disjunctive and (iv) “any” shall mean “one or more.” Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. The dollar thresholds set forth in Section 7.1(a) of this Agreement shall be increased annually on each January 1 from and after the Second Closing for inflation by the change in the Consumer Price Index for the immediately preceding twelve-month period.

(b)          The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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(c)          No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1      Formation; Continuation; Amendment and Restatement. The Company was formed as a limited liability company pursuant to the Act by filing a Certificate of Formation for the Company in the Office of the Secretary of State of the State of Delaware in conformity with the Act on January 27, 2021. The Company is and shall continue to be a limited liability company organized under the Act. The Members ratify the organization and formation of the Company and continue the Company, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Original Agreement, effective as of the Effective Date. The Company and, if required, each of the Members, or a Person duly authorized to act on behalf of any such Member or Members, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, continuation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.

Section 2.2      Name. The name of the Company is “Duke Energy Indiana Holdco, LLC” and its business shall continue to be carried on in such name with such variations and changes as the Board deems necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted. In the event that the Board changes the name of the Company, it shall notify each of the Members.

Section 2.3      Business Purpose. The Company is formed for the purposes of, either on its own behalf or through its Subsidiaries: (a) owning and operating a public utility engaged in the generation, transmission, distribution and sale of electricity within Indiana through the ownership and operation of Qualifying Core Assets under the regulation of the IURC and FERC and generation of electricity at the Madison Station in Ohio, and (b) exercising powers that are necessary, appropriate, advisable or incidental to or for the purposes of its business described in this Section 2.3. The Company shall not take any action, or cause or permit any of its Subsidiaries to take any action: (x) to provide services or support for, or engage in any Affiliate Transaction with any business unit of any Affiliate relating to, the development or operation of any nuclear power generation facility of Cinergy, Duke or their respective Affiliates; or (y) that is inconsistent with the purposes of its business described in this Section 2.3 without the prior written consent of Cinergy and each Investor 4.9% Member.

Section 2.4      Registered Office and Agency. The address of the Company’s Registered Office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company. The Board may elect to change the registered office or registered agent of the Company.

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Section 2.5      Company Property; Membership Interests. No real or other property of any kind, tangible or intangible, of the Company or any of its Subsidiaries shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company or such applicable Subsidiary, as the case may be. Without limiting the foregoing, all trade secrets, intellectual property and other business assets used or developed by the Company or its Subsidiaries are and shall be owned and Controlled only by the Company or its Subsidiaries, as applicable.

Section 2.6      Term. The term of the Company commenced on the date of filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue in perpetuity unless the Company is sooner dissolved in accordance with the terms of this Agreement or the Act.

Section 2.7      Organizational and Fictitious Name Filings. The Company shall, from time to time, register the Company as a foreign limited liability company and file such fictitious or trade name statements or certificates in such jurisdictions and offices as the Board considers necessary or appropriate. The Company may do business under any fictitious business name deemed necessary or desirable. The Board shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any state or jurisdiction (other than Delaware) in which the Company engages in business, and continue the Company as a limited liability company to protect the limited liability of the Members as contemplated by the Act and to accomplish the purpose of the Company.

Section 2.8      Tax Treatment. The Members intend for the Company to be treated as an association taxable as a corporation for U.S. federal income Tax purposes (and analogous state and local income Tax purposes), and the Company shall make any elections and file any necessary documentation in order for the Company to be treated as an association taxable as a corporation for U.S. federal income Tax purposes (and analogous state and local income Tax purposes). Notwithstanding anything to the contrary contained herein, the Company shall not change or otherwise alter the Company’s treatment as an association taxable as a corporation for U.S. federal income Tax purposes (and analogous state and local income Tax purposes) unless otherwise determined by the Board and with the prior written consent of Cinergy and each Investor Member. The Company and each Member shall file all Tax Returns and shall take all Tax and financial reporting positions in a manner consistent with this treatment. Neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

ARTICLE III

MEMBERS; MEMBERSHIP INTERESTS

Section 3.1      Members. The names and addresses of the Members shall be set forth on the Register of Members.

Section 3.2      Register of Members.

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(a)          Ownership of Membership Interests shall be evidenced by certificates, but ownership in the Company shall be exclusively evidenced and determined by entry in the Register of Members. A copy of the Register of Members setting forth the name, address, number of Units issued to such Member (including the date of issuance) and Company Percentage Interest of each Member as of the date hereof is attached as Schedule A hereto, and the Company shall amend Schedule A from time to time as necessary to reflect accurately Transfers undertaken in compliance with this Agreement.

(b)          Each certificate and the Register of Members shall bear a legend on the face thereof in the following form:

“TRANSFER IS SUBJECT TO RESTRICTIVE LEGENDS ON BACK.”

and shall bear a legend on the reverse side thereof substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(c)          If any Units are registered under the Securities Act, then the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Units without the first sentence of the legend set forth above endorsed thereon. If any Units cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Units without the second sentence of the legend set forth above endorsed thereon.

(d)          Without any further act, vote or approval of any Member or any other Person, the Company shall issue, and the Members shall cooperate to cause the Company to issue, a new certificate in place of any certificate previously issued to the holder of the Units represented by such certificate, as reflected on the Register of Members of the Company: (i) if such holder is a Member, if such Member makes proof by affidavit, in form and substance that is customary and reasonable, that such previously issued certificate has been lost, stolen or destroyed and, in the case of New Investor, the Secured Parties consent to the issuance of such new certificate and (ii) if the Secured Parties with respect to such certificate make proof by affidavit, in form and substance that is customary and reasonable, that such previously issued certificate has been lost, stolen or destroyed.

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Section 3.3      Membership Interests. The Company is authorized to issue, subject to the terms and conditions set forth herein, Classes of Membership Interests as follows: (a) Common Units and (b) subject to Section 7.1(e) and Section 7.1(f), any other Class of Membership Interests. Each Unit shall constitute and shall remain a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each Unit shall be treated as such a “security” for all such purposes, including perfection of the security interest therein under Articles 8 and 9 of each applicable Uniform Commercial Code).

Section 3.4      Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a Member.

Section 3.5      Cessation of Interest. A Member shall automatically cease to be a Member upon Transfer of all of such Member’s Membership Interests in accordance with this Agreement and the removal of such Member’s name from the Register of Members. Immediately upon any such Transfer, the Company shall cause such Member’s name to be removed from the Register of Members.

Section 3.6      Other Business of the Members; Corporate Opportunities.

(a)          The Members and their respective Affiliates may engage in, invest in, provide financing to, possess an interest in or otherwise be involved in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company and its Subsidiaries, and neither the Company nor any other Member shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper.

(b)          In the event that any Member and/or its Affiliates (other than the Company and its Subsidiaries) become the Beneficial Owner(s) of fifty percent (50%) or more of the total voting power or equity interests of any Person (other than the Company and its Subsidiaries) involved in the generation, transmission, distribution and sale of electricity in the State of Indiana (such Person, an “Indiana Utility”), each Member agrees that none of the directors or officers of such Indiana Utility or its Subsidiaries shall serve as directors or officers of the Company or its Subsidiaries.

(c)          The Company and each Member expressly acknowledge and agree that (i) neither of the Members nor any of their respective Affiliates or Representatives shall have any duty to communicate or present an investment or business opportunity to the Company in which the Company may, but for the provisions of this Section 3.6, have an interest or expectancy (a “Corporate Opportunity”), and (ii) neither of the Members nor any of their respective Affiliates or Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company expressly renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company.

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ARTICLE IV

CAPITAL CONTRIBUTIONS; ADDITIONAL MEMBERSHIP INTERESTS

Section 4.1      Issuance of Units.

(a)          Common Units. At the First Closing, the Company issued eleven thousand fifty (11,050) Common Units to New Investor. Following the First Closing, Cinergy holds eighty-eight and ninety-five one-hundredths percent (88.95%) of the Common Units and New Investor holds eleven and five one-hundredths percent (11.05%) of the Common Units. At the Second Closing, the Company will issue eleven thousand forty-eight and six hundred eighty-nine one hundred thirty-eight millionths (11,048.689138) Common Units to New Investor. Following the Second Closing, Cinergy will hold eighty point one percent (80.1%) of the Common Units and New Investor will hold nineteen point nine percent (19.9%) of the Common Units.

(b)          Additional Capital Contributions. Except as specifically set forth in this Article IV, no Member shall be required to make any additional contribution of property or money to the Company.

(c)          Issuance of Additional Units. Except for Units issued in accordance with Section 4.2 and Section 4.3, the Company shall not, and the Members shall take all actions as may be reasonably necessary to ensure that the Company does not, issue any new Units, or any securities convertible into Units or other Equity Interests (“New Units”), to any Person other than the Members (such other Person, a “Third-Party Investor”) or to the Members other than in accordance with their respective Company Percentage Interests or in accordance with Section 4.4. For the avoidance of doubt, any New Units issued in accordance with this Article IV shall be subject to the terms and conditions of this Agreement to the same extent as any Units outstanding as of the date hereof.

(d)          After the Effective Time, the Company shall issue no additional Membership Interests or admit any additional Members except as expressly set forth in this Agreement.

Section 4.2      Additional Capital Contributions.

(a)          In the event that the Company requires additional funding solely for the purpose of paying for Necessary Expenses or the development or acquisition of Qualifying Core Assets, the Board may determine to request that the Members make additional capital contributions to the Company (each, an “Additional Capital Contribution”) and authorize the issuance of New Units in connection therewith (“ACC Units”) in accordance with the procedures set forth in this Section 4.2. For the avoidance of doubt, no Member shall have any obligation to make Additional Capital Contributions to the Company pursuant to this Section 4.2.

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(b)          If the Board determines to request that the Members make Additional Capital Contributions to the Company in accordance with Section 4.2(a), the Company shall issue a written request (a “Capital Call”) to each of the Members for the making of such Additional Capital Contributions. The Capital Call shall specify (i) the Fair Market Value per Unit, (ii) the total amount of Additional Capital Contributions requested from all Members (“Total Capital Call Amount”), (iii) the total number of ACC Units proposed to be issued to the Members in connection therewith (which number, subject to clause (ii) of Section 4.2(f), shall be based on the Fair Market Value per Unit), (iv) the amount of the Additional Capital Contribution requested from each Member (with respect to each Member, its “Proportionate Contribution Entitlement”) which with respect to each Member shall equal such Member’s Company Percentage Interest multiplied by the Total Capital Call Amount, (v) the number of ACC Units proposed to be issued to each Member in connection therewith and (vi) a representation that the purpose of such Capital Call is (A) to fund Necessary Expenses required by the Company during the Contribution Option Period and which the Company reasonably anticipates are in excess of the funds reasonably available to the Company from other sources, together with a brief description of any such Necessary Expenses and the other sources of funding considered but which were unavailable or (B) for the development or acquisition of Qualifying Core Assets, together with a brief description of such Qualifying Core Assets and the other sources of funding considered but which were unavailable.

(c)          The total amount of Additional Capital Contributions requested pursuant to a Capital Call and each Member’s Proportionate Contribution Entitlement shall be calculated so as to ensure that, if each Member made an Additional Capital Contribution in the full amount of its Proportionate Contribution Entitlement, the ACC Units issued would not result in any change to either Member’s Company Percentage Interest. Each Member acknowledges that by declining to make an Additional Capital Contribution pursuant to a Capital Call in the full amount of such Member’s Proportionate Contribution Entitlement, its Company Percentage Interest may be diluted in accordance with the terms of this Section 4.2, including Section 4.2(h), unless otherwise agreed by the parties.

(d)          Within forty-five (45) days following receipt of a Capital Call (the “Contribution Option Period”), each Member shall send a written notice to the Company either (i) declining to make an Additional Capital Contribution pursuant to the Capital Call or (ii) agreeing to make part or all of the Member’s Proportionate Contribution Entitlement and stating what portion of the Member’s Proportionate Contribution Entitlement it shall make. Any Member that does not send a notice within the Contribution Option Period shall be deemed to have declined to make any Additional Capital Contribution pursuant to the Capital Call.

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(e)          Within five (5) Business Days following the expiration of the Contribution Option Period, the Company shall give written notice (a “Contribution Notice”) to each Member specifying the amount of each Member’s Proportionate Contribution Entitlement and the amount of the Additional Capital Contribution that each Member agreed to make. In the event that any Member(s) have not elected to make an Additional Capital Contribution in the full amount of its Proportionate Contribution Entitlement (each such Member, a “Non-Contributing Member”) and other Member(s) have elected to make an Additional Capital Contribution in the full amount of their respective Proportionate Contribution Entitlement (each such Member, a “Contributing Member”), then such Contributing Member(s) shall have the right to (x) increase the amount of their respective Additional Capital Contribution to include all or any portion of the Non-Contributing Member’s Proportionate Contribution Entitlement that the Non-Contributing Member declined to make (such amount, a “Residual Contribution Amount”) in accordance with Section 4.2(f) and (y) receive from the Company a number of ACC Units based on the Fair Market Value per Unit in exchange for its Additional Capital Contribution.

(f)           Within ten (10) Business Days following receipt of a Contribution Notice showing a Residual Contribution Amount (the “Residual Exercise Period”), each Contributing Member shall send a written notice (a “Residual Exercise Notice”) to the Company either (i) declining to increase the amount of its Additional Capital Contribution to include any portion of the Residual Contribution Amount or (ii) exercising its right to increase its Additional Capital Contribution and stating the portion of the Residual Contribution Amount by which it desires to increase its Additional Capital Contribution (the “Additional Elected Portion”); provided, that if the sum of the proposed Additional Capital Contributions set forth in all Residual Exercise Notices exceeds the Residual Contribution Amount, then the Residual Contribution Amount shall be allocated (A) first so that each Contributing Member shall be entitled to the lesser of (x) such Contributing Member’s Additional Elected Portion and (y) such Contributing Member’s Company Percentage Interest multiplied by the Residual Contribution Amount and (B) second, if there remains any Residual Contribution Amount (if any) after the allocation in clause (A) such remaining amount shall be allocated among the Contributing Members who have not received their full Additional Elected Portion in accordance with the methodology in clause (A) mutatis mutandis in successive iterations until the full Residual Contribution Amount is allocated; provided, however, that for the avoidance of doubt, as long as Cinergy’s Company Percentage Interest is greater than eighty percent (80%), if Cinergy delivers a Residual Exercise Notice exercising its right to increase its Additional Capital Contribution with respect to at least eighty percent (80%) of the total Residual Contribution Amount, Cinergy’s Additional Capital Contribution shall be at least eighty percent (80%) of the total Residual Contribution Amount. If a Contributing Member does not send a Residual Exercise Notice within the Residual Exercise Period, it shall be deemed to have waived its right to increase the amount of its Additional Capital Contribution pursuant to Section 4.2(e).

(g)          At the expiration of the Contribution Option Period or the Residual Exercise Period, as applicable, any Member electing to make an Additional Capital Contribution pursuant to Section 4.2(d) and Section 4.2(f) (an “Electing Member”) shall make such Additional Capital Contribution within ten (10) Business Days following its receipt of a Contribution Notice or Residual Exercise Notice, as applicable, or within ten (10) Business Days following the receipt of any and all required regulatory approvals, whichever is later (such date, the “ACC Deadline”), and the Company shall issue ACC Units in connection therewith as promptly as practicable thereafter. In addition, the Company and any Electing Member shall take all such other actions as may be reasonably necessary to complete such Additional Capital Contribution, including entering into such additional agreements as may be necessary or appropriate.

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(h)          With respect to any Capital Call to fund Necessary Expenses required by the Company during the Contribution Option Period and for which the Company reasonably anticipates are in excess of the funds reasonably available to the Company from other sources (i.e., insufficient budgeted reserves or other sources of liquidity) (for which the Contribution Notice in respect of such Capital Call shall state is pursuant to this Section 4.2(h)), any Member may elect to contribute part or all of its (and, if any other Member is not electing to contribute its Proportionate Contribution Entitlement for purposes of this Section 4.2(h), any other Member’s) Proportionate Contribution Entitlement of the Additional Capital Contributions in respect of the related request therefor (collectively, the “Emergency Advance”) and such Emergency Advance will be treated as a loan from such Member(s) to the Company; provided that a Member must notify the other Members in writing of the amount of such Emergency Advance at least five (5) Business Days prior to the contribution thereof. If a Member has elected to contribute all or part of its or another Member’s Proportionate Contribution Entitlement pursuant to this Section 4.2(h), upon contribution of the Proportionate Contribution Entitlements by each Member as an Additional Capital Contribution, the Company shall pay directly to the Member making the Emergency Advance an amount equal to the Emergency Advance made by such Member plus an additional amount of interest thereon equal to nine percent (9%) per annum from the date of the Emergency Advance to the date of repayment of such Emergency Advance, and; provided, further, if the other Members do not elect to contribute to the Company their pro rata share of the amount of the Emergency Advance (together with interest thereon as aforesaid), then the amount such Member has contributed (including both its and any other Members’ portion thereof), including interest thereon as aforesaid, will be designated as an Additional Capital Contribution and the Company may issue ACC Units in connection therewith without any further obligation to any other Member.

Section 4.3      Third-Party Investors.

(a)          In the event that, following the ACC Deadline, the Company has not received Additional Capital Contributions from the Members in the full amount of the Additional Capital Contributions requested pursuant to a Capital Call with a purpose to fund Necessary Expenses or the development or acquisition of Qualifying Core Assets, the Board may, in accordance with Section 6.7, authorize the Company to seek additional equity funds from Third-Party Investors in an amount up to the difference between the total Additional Capital Contributions requested and the total Additional Capital Contributions received, and to issue New Units to Third-Party Investors in connection therewith pursuant to this Section 4.3 at a price per Unit that is no lower than the price per Unit notified to Members in connection with such Capital Call.

(b)          If the Board determines to seek additional equity funds from and issue New Units to Third-Party Investors pursuant to Section 4.3(a), (i) the Company must enter into a definitive agreement with respect to such issuance within one hundred eighty (180) days following the ACC Deadline and (ii) such issuance must be completed within the Regulatory Approval Period. If such issuance has not been completed within the Regulatory Approval Period, the Company shall not thereafter issue any New Units to Third-Party Investors without first complying with all of the provisions of Section 4.2. Upon completion of any such issuance of New Units to a Third-Party Investor, the Company shall give written notice to the Members of such issuance, which notice shall specify (A) the total number of New Units issued, (B) the price per Unit at which the Company issued the New Units and (C) any other material terms of the issuance.

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(c)          In the event that the Company issues New Units to one or more Third-Party Investors pursuant to this Article IV, the Members and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect such additional Members.

Section 4.4      Preemptive Rights.

(a)          The Company grants to each Member, and each Member shall have, the right to purchase, in accordance with the procedures set forth herein, such Member’s pro rata portion of any New Units or other Equity Interests which the Company or its Subsidiaries may, from time to time, propose to sell and issue (hereinafter referred to as the “Preemptive Right”); provided, however, that the Preemptive Right shall not apply with respect to New Units issued or to be issued (i) by a Subsidiary of the Company to another Subsidiary of the Company, (ii) in connection with any recapitalization of the Company in circumstances where New Units are issued on a pro rata basis to all Members for or in respect of previously outstanding Units or (iii) in any public offering.

(b)          In the event that the Company or any of its Subsidiaries proposes to issue and sell New Units, the Company shall notify each Member in writing with respect to the proposed New Units to be issued (the “New Units Notice”). Each New Units Notice shall set forth: (i) the number of New Units proposed to be issued by the Company and their purchase price; (ii) such Member’s pro rata portion of New Units; and (iii) any other material term, including any applicable regulatory requirements and, if known, the expected date of consummation of the purchase and sale of the New Units.

(c)          Each Member shall be entitled to exercise its right to purchase such New Units by delivering an irrevocable written notice to the Company within thirty (30) days from the date of receipt of any such New Units Notice specifying the number of New Units to be subscribed, which in any event can be no greater than such Member’s pro rata portion of such New Units at the price and on the terms and conditions specified in the New Units Notice.

(d)          If the Members do not elect within the applicable notice periods described above to exercise their preemptive rights with respect to any of the New Units proposed to be sold by the Company, the Company shall have ninety (90) days after expiration of all such notice periods to sell or to enter into an agreement to sell such unsubscribed New Units proposed to be sold by the Company, at a price and on terms no more favorable to the purchaser than those offered to the Members.

(e)          No Member will be required to take up and pay for any New Units pursuant to the Preemptive Right unless all New Units (other than those to be taken up by the Member) are sold, whether to the other Members or pursuant to Section 4.4(d).

ARTICLE V

DISTRIBUTIONS

Section 5.1      Distributions. Except as otherwise provided herein and subject to Section 5.2, Section 8.2 and the Act, all Distributable Cash as of the end of a fiscal quarter will

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be distributed quarterly, no later than twenty five (25) days after the end of each fiscal quarter (the date twenty five (25) days after the end of each fiscal quarter, the “Distribution Date”), to the Members pro rata in proportion to their respective Company Percentage Interests. All other distributions by the Company shall be made to the Members pro rata in proportion to their respective Company Percentage Interests. The Company shall not make any distribution of property in kind, except in connection with a dissolution of the Company pursuant to Article IX.

Section 5.2      Restrictions on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Units if such distribution would violate the Act or other applicable Law or any of the terms of the agreements set forth in Schedule 5.2 hereto. Cinergy hereby agrees to not, and to cause its Affiliates (other than the Company and its Subsidiaries) to not, enter into agreements that would materially limit or restrict the activities of the Company or any of its Subsidiaries (including the ability of the Company or any of its Subsidiaries to incur indebtedness, make distributions or otherwise conduct its business independently from Cinergy and its Affiliates (other than the Company and its Subsidiaries)) except with the prior written consent of the New Investor. Each Member hereby acknowledges the provisions of Section 6.10 of the Investment Agreement and agrees that in no event shall Cinergy’s or the Company’s compliance with Section 6.10 of the Investment Agreement result in a breach by Cinergy or the Company of the provisions of this Agreement relating to distributions, including this Article V and Section 13.1.

ARTICLE VI

MANAGEMENT

Section 6.1      Management by Directors.

(a)          The Company shall be managed by a Board of Directors (the “Board”) in accordance with the Act and the provisions of this Agreement, and no Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or any actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, nor shall any Member in his or her capacity as a Member, be entitled to vote on any matter other than as specifically required by the Act or as expressly set forth in this Agreement, in which case each Member shall be entitled to a number of votes equal to such Member’s Company Percentage Interest at the time of such vote. The business and affairs of the Company shall be managed by the Directors elected in accordance with this Section 6.1 acting exclusively through the Board in accordance with the Act and this Agreement, except as expressly delegated to any other Person by the Board or this Agreement. No Director shall be permitted to take any action in the name of the Company without the prior approval of the Board or the Members as required by this Agreement, nor shall any Director have any actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company unless authorized by the Board. In addition to the powers that now or hereafter can be granted under the Act and all other powers granted under any other provision of the Act or this Agreement (and subject to the terms and conditions set forth herein), the Board shall have full power and authority, and is hereby authorized and empowered by the Members, on behalf and in the name of the Company, to (i) do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company and (ii) subject to the terms and conditions set forth in this Agreement, delegate any and all authority or responsibility granted to the Board pursuant to this Agreement to one or more other Persons, including to any agents, officers or employees of the Board or the Company. Notwithstanding anything to the contrary herein or in any other agreement, all material matters and decisions with respect to the Company and any Subsidiary of the Company, including each of the matters set forth on Exhibit C shall require the approval of the Board, and Cinergy and the Company shall not permit any Subsidiary of the Company to take any action that requires such approval or any other approval required hereunder prior to such approval of the Board or any other approval required hereunder being obtained.

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(b)          Except as otherwise provided by Section 6.1(c), (i) upon the First Closing and during the term of this Agreement until the Second Closing, the Board shall consist of nine (9) Directors, of which one (1) Director shall be designated by the New Investor Group (each, a “New Investor Designee”) and eight (8) Directors shall be designated by Cinergy (each, a “Cinergy Designee”); and (ii) upon the Second Closing and during the term of this Agreement thereafter, the Board shall consist of ten (10) Directors, of which two (2) Directors shall be New Investor Designees and eight (8) Directors shall be Cinergy Designees. Each of the Members shall take all actions as may be reasonably necessary to cause the Board to consist of such number of Cinergy Designees and New Investor Designees. Prior to the Second Closing, in the event that the New Investor Designee is unable to attend any meeting of the Board or otherwise is unavailable to act as a member of the Board for purposes of an action by the Board, the New Investor Designee may designate its Board Observer as an alternate Director in the place and stead of the New Investor Designee for purposes of such meeting or other action, so long as the New Investor Designee provides the Cinergy Designees notice either in writing, electronically via email or telephonically (if telephonically, confirmed promptly in writing by at least one Cinergy Designee) at least one (1) Business Day prior to such meeting or action. If the New Investor Designee designates its Board Observer as an alternate Director pursuant to the immediately preceding sentence, then such Board Observer shall have all rights and obligations of the New Investor Designee for purposes of such meeting or other action.

(c)          Notwithstanding anything herein to the contrary, (i) if at any time the aggregate Company Percentage Interest of the New Investor Group decreases to less than the Requisite Two-Director Appointment Percentage, then the New Investor Group shall thereafter only have the right to designate one (1) New Investor Designee and (ii) if at any time the aggregate Company Percentage Interest of the New Investor Group decreases to less than the Requisite Director Appointment Percentage, then New Investor Group shall cease to have any right to designate any Directors pursuant to this Section 6.1 and, in each case of (i) and (ii) the total number of Directors constituting the entire Board shall be adjusted accordingly. Each of the Members shall take all actions as may be reasonably necessary to implement the foregoing changes as promptly as practicable, including voting to remove or causing the resignation of the appropriate Director and voting to decrease the size of the Board.

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(d)          Notwithstanding any other provision of this Agreement, the Directors and Members agree that:

(i)          to the fullest extent permitted by Section 18-1101(c) of the Act, the Directors shall have the same fiduciary duties to the Company as directors of a corporation incorporated under the Delaware General Corporations Law. Except to the extent elimination or limitation of liability would not be permitted by applicable Law if the Company were a corporation incorporated under the Delaware General Corporations Law, no Director shall be personally liable to the Company or its Members for monetary damages for any breach of fiduciary duty in such capacity. Any repeal or modification of this Section 6.1(d)(i) by the Members of the Company shall not adversely affect any right or protection of a Director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification; and

(ii)         each Officer (in such Person’s capacity as an officer) shall have the same fiduciary duties that an officer of the Company would have if the Company were a corporation incorporated under the Delaware General Corporations Law, and the Company and its Members shall have the same rights and remedies in respect of such duties as if the Company were a corporation incorporated under the Delaware General Corporations Law and the Members were its stockholders.

(e)          Directors, as such, shall receive reimbursement for their reasonable and out-of-pocket expenses incurred in connection with their services as Directors.

Section 6.2      Removal. The Members covenant and agree that, upon the written request or motion of Cinergy that any or all of the Cinergy Designees be removed from the Board, they will vote their Units or act by written consent with respect to such Units so as to cause such Director or Directors to be removed in accordance with such request or motion. The Members covenant and agree that, upon the written request or motion of the New Investor Group that a New Investor Designee be removed from the Board, they will vote their Units or act by written consent with respect to such Units so as to cause such Director or Directors to be removed in accordance with such request or motion. Each of the Members shall have the sole power to remove or request the removal under this Section 6.2 of the Directors that were designated by such Member.

Section 6.3      Vacancies. If at any time a vacancy is created on the Board by reason of the death, removal or resignation of any Director (except for the removal or resignation of Directors pursuant to Section 6.1 in connection with a reduction of a Member’s Company Percentage Interest which vacancy shall be filled by a vote of the majority of the Members), the Members shall, as promptly as practicable, vote their Units or act by written consent with respect to such Units to elect the individual designated to fill such vacancy by the Member(s) who designated such former Director to fill such vacancy.

Section 6.4      Board Observer. For so long as a Member together with its Affiliates holds an aggregate Company Percentage Interest that is greater than or equal to the Requisite Observer Appointment Percentage, such Member shall be entitled to appoint one person to serve as an observer of the Board (a “Board Observer”), which Board Observer shall have the right to receive notice of, attend and participate in all meetings of the Board and to receive all information, in each case, at the same time and in the same manner as provided to Directors; provided, however, that the Company reserves the right to withhold any information and to exclude any such Board Observers from any meeting or any portion thereof to the extent (and only to the extent) access to such information or attendance at such meeting is reasonably necessary to preserve the attorney-client or other legal privilege of the Company or result in a conflict of interest. No Board Observer shall have any voting rights with respect to any matter brought before the Board or any fiduciary obligations to the Company or the Members, but each Board Observer shall be bound by the same confidentiality obligations as the Directors as set forth in Section 14.10. A Member may cause its Board Observer to resign or appoint a replacement Board Observer from time to time by giving written notice to the Company. In the event that a Member’s Company Percentage Interest decreases to less than four and nine-tenths percent (4.9%), such Member shall immediately cause its Board Observer to resign. Notwithstanding anything in this Agreement to the contrary, in no event shall the total number of Board Observers appointed by the Members who are part of the New Investor Group exceed two (2).

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Section 6.5      Chairman. The Board shall, from time to time, appoint one of the directors as Chairman of the Board (the “Chairman”). For so long as Cinergy’s Company Percentage Interest is greater than fifty percent (50%), the Chairman shall be selected by Cinergy from among the Cinergy Designees.

Section 6.6      Directors’ and Officers’ Insurance. The Company shall maintain directors’ and officers’ insurance coverage for so long as at least one Cinergy Designee or New Investor Designee is on the Board.

Section 6.7      Board Action. Except to the extent otherwise required by the Act, the Company shall operate pursuant to the following provisions with respect to Board action:

(a)          Regular meetings of the Board for each calendar year shall be scheduled by the Directors basis either prior to, or as promptly as practicable after, the beginning of each such calendar year, but in any event shall require at least ten (10) Business Days’ notice either in writing, electronically via email or telephonically (if telephonically, confirmed promptly in writing by the Company).

(b)          Special meetings of the Board shall require at least four (4) Business Days’ notice either in writing, electronically via email or telephonically (if telephonically, confirmed promptly in writing by the Company); provided that, to the extent reasonably necessary for the Board to address an emergency situation, special meetings of the Board shall require at least two (2) Business Days’ notice, and such notice period may be shortened or waived by unanimous approval of the Board.

(c)          With respect to any meeting of the Board, each Director shall be entitled to a number of votes equal to the Company Percentage Interest of the Member(s) designating such Director at the time of such vote divided by the number of Directors designated by such Member(s) (or (i) in the event that less than all of the New Investor Designees are present at a Board meeting, the Company Percentage Interest of the New Investor Group divided by the number of New Investor Designees present at such meeting and (ii) in the event that less than all of the Cinergy Designees are present at a Board meeting, the Company Percentage Interest of Cinergy divided by the number of Cinergy Designees present at such meeting). The Chairman will not have any other vote in addition to his or her vote as a Director.

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(d)            Except as otherwise provided in this Agreement and subject to Section 7.1, action by the Board shall be taken by the affirmative vote of a majority of the Company Percentage Interest (as voted pursuant to Section 6.7) submitted by the Directors present at a duly convened meeting of the Board at which a quorum is present.

(e)            A quorum for a Board meeting shall be a majority of the Company Percentage Interest represented by the Board, which majority must include at least one New Investor Designee; provided, however, that, during such time as there is at least one New Investor Designee on the Board, if a quorum is not present at any Board meeting because of the failure of such New Investor Designee(s) to be present, then a quorum for the subsequent special or regular Board meeting shall not require that a New Investor Designee be present.

(f)             Regular Board meetings will be held at least quarterly and special meetings of the Board shall be called by the Company upon the written request of any Director. At least four (4) regular meetings of the Board shall be held in each calendar year beginning in 2022.

(g)            Members of the Board may participate in and act at any meeting of the Board by means of a conference telephone or other communications equipment (including video conference) by means of which all persons participating in the meeting can simultaneously hear each other. Participation in such manner shall constitute attendance and presence in person at a meeting of the Person or Persons so participating.

(h)            Unless otherwise prohibited by law, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if each member of the Board whose consent is required for such action (including each of the New Investor Designees) executes a consent thereto in writing, setting forth the action so taken and the writing or writings are filed with the minutes of the proceedings of the Board. Unless such action is taken by unanimous approval of the Board, notice as to such proposed action either in writing, electronically via email or telephonically (if telephonically, confirmed promptly in writing by such Director) must be provided to each member of the Board at least two (2) Business Days’ prior to such action.

(i)            A Director who is present at a meeting of the Board when action is taken shall be deemed to have assented to the action taken unless: (A) he objects at the beginning of the meeting (or promptly upon his arrival) to holding such meeting or transacting business at such meeting; (B) his dissent or abstention from the action taken is entered in the minutes of such meeting; or (C) he delivers written notice of his dissent or abstention to the presiding officer of the meeting before the adjournment thereof or to the secretary immediately after the adjournment of such meeting. The right of dissent or abstention is not available to a Director who votes in favor of the action taken.

(j)            With respect to any meeting or action or decision of the Board regarding any matter or action (an “Interested Member Matter”) in respect of (i) the enforcement by the Company of its rights under this Agreement against any Member or by any Member of its rights under this Agreement against the Company or (ii) enforcement (A) by the Company of its rights or the rights of a Subsidiary under any Affiliate Transaction or (B) by any Member or any Affiliate of a Member of its rights under an Affiliate Transaction against the Company or a Subsidiary thereof (in each case, such Member, an “Interested Member”), neither the Interested Member nor any Director appointed by such Interested Member (the “Interested Member Director”), if any, shall be entitled to vote or otherwise participate in any action or decision by the Board in respect of such Interested Member Matter; provided, that the Interested Member Director(s) may observe, attend or otherwise participate in any meeting of the Board for the limited purpose of expressing the views of such Interested Member Director(s) with respect to such Interested Member Matter. Subject to the foregoing provisions of this Section 6.7(j), the attendance of the Interested Member Director appointed by an Interested Member shall not be required in order (x) for any meeting of the Board to be duly called or convened to the extent such meeting is limited to discussing or taking action on the Interested Member Matters with respect to such Interested Member; provided, that the Interested Member Director of such Interested Member shall be entitled to prior notice of such meeting in accordance with this Agreement, or (y) for any Board action or decision to be taken with respect to the Interested Member Matters related to such Interested Member.

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(k)            Notwithstanding anything to the contrary in this Agreement, the New Investor Designees shall not be permitted to vote or otherwise participate in any action, decision, discussion or negotiation pertaining to any contract or transaction with Genesee & Wyoming Inc. or any subsidiary thereof.

Section 6.8             Working Groups.

(a)            The Members agree to cause the Board to establish certain working groups of Directors (“Working Groups”), which shall provide the Directors with a forum to discuss certain topics in smaller groups, which shall include at least the following: (i) an audit and risk working group (“Audit Working Group”); (ii) a compensation working group (“Compensation Working Group”); and (iii) an operations working group (“Operations Working Group”).

(b)            The duties of the Audit Working Group shall include review of the selection of the independent accountants, taking into account the independent accountants engaged by Duke and the economic efficiencies associated therewith; review of the scope of the accountants’ examination and other services; review of financial statements, including auditors’ opinions and management letters; review of financial and/or fiscal policies and policy decisions; review of the duties and responsibilities of the officer with internal auditing responsibility; review of the scope of such officer’s work and review of the results thereof and monitoring of internal programs to ensure compliance with Laws and regulations, including political contributions and hiring of consultants for political and regulatory matters.

(c)            The duties of the Compensation Working Group shall include review of salaries, incentives and benefits paid to Officers and the annual review of all significant financial relationships which Directors and Officers directly or indirectly have with the Company or its Subsidiaries. Notwithstanding anything to the contrary, beginning January 1, 2022, incentive compensation target opportunities provided to each Officer from and after the date of this Agreement shall comply with the following: (i) one hundred percent (100%) of such Officer’s long-term incentive compensation target opportunity shall be paid in cash or Duke shares (as determined in the sole discretion of Duke and only to the extent earned) and shall be based on safety, operating and cash-based financial metrics tied to the performance of the Company and its Subsidiaries; (ii) one hundred percent (100%) of such Officer’s short-term incentive compensation target opportunity that is not based on metrics tied to the performance of Duke shall be based on safety, operating and cash-based financial metrics tied to the performance of the Company and its Subsidiaries; (iii) in no event shall less than fifty percent (50%) of each Officer’s aggregate performance-based incentive compensation target opportunity be based on metrics tied to the performance of the Company and its Subsidiaries; and (iv) in no event shall less than twenty-five percent (25%) of each Officer’s aggregate performance-based incentive compensation target opportunity be based on cash-based financial metrics tied to the performance of the Company and its Subsidiaries.

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(d)            The duties of the Operations Working Group shall include the review of plant operations, environmental, health and safety matters, systems and cyber-security and other operational matters.

(e)            For so long as the New Investor Group owns at least the Requisite Director Appointment Percentage, the New Investor Group shall have the right to designate to each Working Group up to two individuals from among the New Investor Designees and Board Observers. Upon the New Investor Group ceasing to own the Requisite Director Appointment Percentage, the Working Group members designated by the New Investor Group shall resign from (and shall be removed from) the Working Group.

(f)            To the extent applicable, Section 6.7 of this Agreement shall apply to each Working Group and its members mutatis mutandis. The Working Groups shall have only advisory powers, and the decisions of the Working Groups must be ratified by the Board to be binding on the Company or the Board.

Section 6.9             Officers.

(a)            The Officers of the Company may be elected or removed by the Board, but shall at all times include a (i) State President – Indiana, (ii) Chief Financial Officer, (iii) General Counsel – Indiana, and (iv) Vice President of Rates & Regulatory Strategy (or similarly titled roles) and such other Officers and agents as the Board may deem appropriate; provided, that the Board shall consult reasonably with New Investor prior to the election or removal of each such Officer, and New Investor will be invited to participate in any interviews of shortlisted candidates for any such office. The State President – Indiana, General Counsel – Indiana, and Vice President of Rates & Regulatory Strategy, in each case, of the Company shall be employed by the Company or DEI and dedicated solely to the business of the Company and/or its Subsidiaries. A person may only hold one office with the Company at any given time, except that the person serving as the General Counsel – Indiana may also serve as the Vice President of Rates & Regulatory Strategy and may consult with outside Indiana counsel as appropriate in connection with such roles. The State President – Indiana and his or her direct reports shall be responsible for overseeing the financial performance, regulatory affairs, legislative and regulatory strategies, integrated resource planning, government relations and community affairs of the Company and its Subsidiaries, subject to matters reserved to the Board or the Members pursuant to this Agreement or the Act.

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(b)            Subject to Section 6.9(a), (i) the Officers of the Company shall be elected by action of the Board and shall hold office until their successors are elected and qualified or until their earlier death, resignation or removal from office, and (ii) any Officer or agent of the Company may be removed, with or without cause, by the Board whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Election or appointment of an Officer or agent shall not of itself create contract rights. Any vacancy in any office because of the death, resignation, removal, disqualification or otherwise, may be filled by the Board for the unexpired portion of the term.

Section 6.10           Existing Affiliate Relationships.

(a)            Subject to Section 7.1(a), the parties acknowledge that certain Affiliates of the Company provide various services to the Company and its Subsidiaries, including tax, accounting, human resources, legal, financial, information technology, regulatory, environmental, safety, construction and engineering services, and that all such services shall, to the extent consented to or permitted under Section 7.1(a), continue in the ordinary course of business following the date hereof. Notwithstanding anything to the contrary in this Agreement, Cinergy shall ensure, and will ensure as of the Effective Date that all methodologies used to allocate affiliate costs to DEI are and will be consistently applied across all of Duke’s constituent businesses. Following the Effective Date, within forty five (45) days following each applicable order, Cinergy shall reimburse the Company for any costs incurred by the Company and paid to Duke and its Affiliates that are disallowed by the IURC pursuant to an order in a fully-litigated rate case (for the avoidance of doubt, not in the event of a settlement) and that were incurred in one of the three full Fiscal Years prior to such order (excluding, in any case, any such disallowed costs incurred prior to January 28, 2021); provided that such reimbursement obligation shall only apply, with respect to each such Fiscal Year, to such disallowed costs to the extent such disallowed costs exceed ten million dollars ($10,000,000) in the aggregate in such Fiscal Year.

(b)            Except for ordinary course amendments that do not involve changes to pricing or cost allocation methodology, Cinergy agrees to disclose all proposed material amendments to Affiliate Transactions (including Existing Affiliate Transactions), affiliate standards and cost allocation methodology to each Investor 4.9% Member at least ten (10) Business Days before any proposed amendment, filing or submission to the IURC for review and if such Investor 4.9% Member requests, meet with such Investor 4.9% Member to discuss the proposed changes. Investor 4.9% Members shall have the right to consent to such amendment solely to the extent provided under Section 7.1(a).

Section 6.11           Prohibited Payments; Prohibited Transactions; Compliance.

(a)            Each of the Members shall, and will ensure that its respective Representatives, comply fully with all applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws, including international anti-corruption conventions such as the United Nations Convention Against Bribery, and the United States Foreign Corrupt Practices Act and UK Bribery Act, and in each case, any applicable implementing legislation (“Anti-Corruption Laws”).

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(b)            Each of the Members has not and will not, either directly or indirectly, make a Prohibited Payment or engage in a Prohibited Transaction with respect to its obligations under this Agreement and shall ensure that none of its respective Representatives makes, either directly or indirectly, a Prohibited Payment or engages in a Prohibited Transaction with respect to their respective obligations under this Agreement.

(c)            Each of the Members agrees to notify the other Members upon gaining knowledge that a Prohibited Transaction or Prohibited Payment related to the obligations set forth in this Agreement may have occurred and to cooperate in good faith with each other to determine whether a Prohibited Transaction or Prohibited Payment has occurred.

(d)            The Company and its Subsidiaries shall use reasonable best efforts to (i) implement and maintain appropriate policies and procedures and (ii) procure or ensure that they, and any of their employees, officers, directors, agents or any third party acting on their behalf or for their benefit (collectively “Relevant Parties”) conduct their businesses in conformity with applicable Laws and regulations, including Anti-Corruption Laws and Laws relating to money laundering (“Money Laundering Laws”), sanctions measures or embargos (“Sanctions Laws and Regulations”), export transactions (“Export Laws”), foreign investment and national security (“Foreign Investment Laws” and, collectively with the foregoing, “Applicable Laws”).

(e)            For the avoidance of doubt, Money Laundering Laws include the Bank Secrecy Act and the Money Laundering Control Act; Sanctions Laws and Regulations include the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, and the regulations administered by the Office of Foreign Assets Control (“OFAC”); Export Laws include the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the OFAC; and Foreign Investment Laws include the Defense Production Act, the Foreign Investment Risk Review Modernization Act, and the regulations administered by the Committee on Foreign Investment in the United States.

(f)            The Company shall promptly notify New Investor of (i) the initiation by any Governmental Authority of any investigation or any enforcement, regulatory or other proceeding in relation to any material violation of Applicable Laws against any of the Relevant Parties and (ii) of the outcome, when resolved, of any such investigation or proceedings.

Section 6.12           Transfers. Subject to and in compliance with the provisions of this Agreement, including Article XI, a Member shall have the right to assign or transfer any of its rights under this Agreement to the transferee that, directly or indirectly, acquires such Member’s Units in the Company (including, for the avoidance of doubt, the right to appoint Directors or Board Observers should such transferee hold the applicable Company Percentage Interest as required hereunder following the consummation of such Transfer).

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ARTICLE VII

CERTAIN INVESTOR PROTECTIONS

Section 7.1             Major Decisions. Notwithstanding anything to the contrary in this Agreement, as an Investor-protection mechanism (in its capacity as an investor in the Company) and not to provide any Investor with any right to direct the operation of the business of the Company or its Subsidiaries, the Company shall not, and shall not permit its Subsidiaries to, and no Member shall take any action to permit or cause the Company or its Subsidiaries to, directly or indirectly (whether by merger, consolidation or otherwise), enter into or effectuate any of the following actions (each, except to the extent such action is required to be taken under Applicable Overriding Law and no alternatives to the taking of such action exist under applicable Law, a “Major Decision”), in each case, without the prior affirmative vote of a majority of the Directors constituting the entire Board at such time at a duly convened meeting at which a quorum is present or pursuant to a unanimous written consent, in each case, in accordance with Section 6.7, and (i) in the case of the items marked in their title “Director Matter,” which majority of the Board shall include at least one New Investor Designee (unless the New Investor Designees represent unaffiliated Members in which case, such majority shall include both New Investor Designees), (ii) in the case of the items marked in their title “Investor 4.9% Matter,” the affirmative prior written consent of each Investor 4.9% Member; (iii) in the case of items marked in their title “Government Investor Matter,” the affirmative prior written consent of each Government Investor Member; and (iv) in the case of the item marked in its title “Investor Matter,” the affirmative prior written consent of each Investor Member; provided, that, with respect to any item that requires the consent of an Investor Member and is a Major Decision solely because it adversely affects an Investor Member in a manner different from another Person, only the consent of the adversely affected Investor Member shall be required for such item under this Section 7.1:

(a)            Affiliate Transactions (Investor 4.9% Matter): Any new transactions, contracts or agreements (and any amendments, restatements, modifications or changes to any existing transactions contracts or agreements) (i) between the Company or any Subsidiary of the Company, on the one hand, and any Member or any Affiliate of a Member (other than the Company and its Subsidiaries), on the other hand or (ii) between the Company or any Subsidiary of the Company and any third party, the benefits of which accrue to any Member or any Affiliate of a Member (other than the Company and its Subsidiaries) other than in its capacity as a Member of the Company (each, an “Affiliate Transaction”) other than Affiliate Transactions entered into on terms that, are no less favorable in the aggregate to the Company (or the relevant Subsidiary party) than reasonably would be obtainable from an unaffiliated third party and which involve revenues or expenditures of less than five million dollars ($5,000,000) per contract, agreement, transaction or series of related transactions individually and less than twenty five million dollars ($25,000,000) in the aggregate for any Fiscal Year for all such Affiliate Transactions (it being acknowledged and agreed that (A) the Investor Member shall be deemed to have consented to the Affiliate Transactions existing as of the date hereof that are set forth in Schedule 7.1(a) to this Agreement (on the terms in effect on the date hereof), including any transactions contemplated therein or services provided thereunder (the “Existing Affiliate Transactions”), for purposes of this Section 7.1; (B) transactions pursuant to and in accordance with the Existing Affiliate Transactions will not be counted toward the five million dollar ($5,000,000) and twenty-five million dollar ($25,000,000) thresholds set forth in this Section 7.1(a)); and (C) no prior written consent of Investor Members will be required with respect to any amendments to the Existing Affiliate Transactions made in the ordinary course of business unless and only to the extent such amendment would disproportionately adversely affect the Company or DEI (relative to other regulated electric utilities owned by Cinergy or its Affiliates (other than the Company and DEI)) in any material respect;

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(b)            Dispositions (Director Matter): Any disposition (including by conveyance, lease or otherwise), whether in a single transaction or a series of related transactions, of (i) all or substantially all of the assets of the Company or DEI or (ii) material assets of the Company or its Subsidiaries, but only if such disposition materially and adversely affects an Investor Member, in its capacity as a Member of the Company, in a manner different from Duke, Cinergy or the other Members of the Company; provided that the foregoing shall not be applicable to any transaction effected in compliance with Section 11.5;

(c)            Mergers, Recapitalizations and Other Business Combinations Involving Disparate Treatment: Any merger, reorganization, recapitalization, consolidation, disposition, or other business combination involving the Company or DEI, on the one hand, and any other Person, on the other hand:

(i)            (Investor Matter) in which the consideration offered or received in respect of the Units held by an Investor Member differs in kind or amount from the consideration offered or received in respect of such Units held by any other holders of such Units, or

(ii)           (Investor Matter) that results (including by Cinergy’s exercise of a Drag Along Right) in any Investor Member directly owning operating assets or owning Equity Interests in an entity that is not classified as an association taxable as a corporation for U.S. federal income tax purposes;

(d)            Mergers, Recapitalizations and Other Business Combinations Involving a Disposition of Investor Member Units (Investor 4.9% Matter): Any merger, reorganization, recapitalization, consolidation or other business combination involving the Company or DEI, on the one hand, and any other Person (other than the Company’s Subsidiaries), on the other hand, that results in a disposition in whole or in part of Units held by an Investor 4.9% Member; provided, that the foregoing shall not be applicable to any transaction effected in compliance with Section 11.5;

(e)            Amendments to Organizational Documents (Investor 4.9% Matter): Any amendment or modification to the Organizational Documents of the Company (including, for the avoidance of doubt, this Agreement) or DEI;

(f)            Disproportionate and Adverse Amendments to Organizational Documents (Investor Matter): Any amendment or modification to the Organizational Documents of the Company (including, for the avoidance of doubt, this Agreement) or DEI that disproportionately and adversely affects any Investor Member relative to the other Investor Members;

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(g)            Adverse Amendments to the Tax Sharing Agreement (Investor 4.9% Matter): Any amendment or modification to the Tax Sharing Agreement to the extent the amendment or modification relates to, and materially and adversely affects, the Company or any of its Subsidiaries in a manner different from the other subsidiaries of Duke that are parties to the Tax Sharing Agreement; provided, that for the avoidance of doubt, the foregoing shall not apply to any amendment or modification that is related or attributable solely to adding or removing members other than the Company or its Subsidiaries from the Tax Sharing Agreement;

(h)            Dissolution or Bankruptcy (Investor 4.9% Matter): Any proposal to dissolve or wind up the Company or any of its Subsidiaries or any filing by the Company or any of its Subsidiaries of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or the filing of an answer consenting to or acquiescing in any such petition, or the making of any general assignment for the benefit of its creditors of all or substantially all of the assets of the Company or any of its Subsidiaries;

(i)            Capitalization (Director Matter): Any variation to existing rights attaching to Equity Interests of the Company, or any repurchase or redemption of Equity Interests from any member of the Company other than any repurchase or redemption of Equity Interests effected on a pro rata basis from all holders of Equity Interests;

(j)            Entity Classification Elections (Investor 4.9% Matter): Making an election (other than an initial election) to change the entity classification of any Subsidiary, but only if such election materially and adversely affects an Investor 4.9% Member, in its capacity as a Member of the Company, in a manner different from Duke, Cinergy or the other Members of the Company;

(k)            IPO (Director Matter): Effecting or making any decisions relating to any proposed initial public offering of Equity Interests of the Company or any of its direct or indirect Subsidiaries (or a successor, including by merger, conversion or other reorganization, to any of the foregoing);

(l)            Tax Matters (Government Investor Matter):

(i)            Effecting any merger, consolidation, or other reorganization, recapitalization or business combination in which the acceptance of any of the consideration offered in respect of the Units or other Equity Interests of the Company held by a Government Investor Member would result in such Government Investor Member, or any direct or indirect owner of such Government Investor Member, (A) incurring any income that is effectively connected with the conduct of a U.S. trade or business within the meaning of the Code (but excluding Section 897 thereof), (B) having a permanent establishment in the United States, or (C) engaging in any “commercial activity” as defined in Section 892(a)(2)(A)(i) of the Code;

(ii)            taking any action that would reasonably be expected to (A) result in a Government Investor Member, or any direct or indirect owner of a Government Investor Member, incurring any income that is effectively connected with the conduct of a U.S. trade or business within the meaning of the Code (but excluding Section 897 thereof) or (B) cause a Government Investor Member to hold directly any asset or assets that would result in such Government Investor Member, or any direct or indirect owner of such Government Investor Member, engaging in any “commercial activity” as defined in Section 892(a)(2)(A)(i) of the Code;

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provided, that in each case the foregoing shall not apply to any action relating to or arising out of the Company’s or its Subsidiaries’ classification or treatment under Section 897 of the Code;

(m)           Capital Expenditures (Director Matter): Capital expenditures by the Company and its Subsidiaries in respect of the development of businesses or assets that are not Acceptable New Qualifying Core Assets; or

(n)            adopting any resolution in furtherance of the foregoing actions or agreeing, committing or delegating authority to take any of the foregoing actions.

Section 7.2              Permitted Material Business Deviation Decisions. Each of the following actions by the Company or its Subsidiaries (except to the extent such action is required to be taken under Applicable Overriding Law and no alternatives to the taking of such action exist under applicable Law) shall be deemed a “Permitted Material Business Deviation Decision”; provided, that, with respect to Section 7.2(g), only the affected Investor Member may be considered a “Put Right Member” under Section 7.3 (subject to the provisions therein):

(a)            Dispositions: Any disposition (including by conveyance, lease or otherwise), whether in a single transaction or a series of related transactions, of Units, Equity Interests, businesses or other assets of the Company or its Subsidiaries, or retirement of assets of the Company or its Subsidiaries, in each case, where the value of such Units, Equity Interests, businesses or assets exceeds two and one-half percent (2.5%) of the Reference Amount; provided, that the foregoing shall not be applicable to any transaction effected in compliance with Section 11.5;

(b)            Acquisitions: Any acquisition, whether in a single transaction or a series of related transactions, of Equity Interests, businesses or other assets where the value of such Equity Interests, businesses or other assets exceeds two and one-half percent (2.5%) of the Reference Amount; provided, that the foregoing shall not be applicable to any acquisition of Equity Interests, businesses or other assets that are Acceptable New Qualifying Core Assets;

(c)            Classes of Membership Interests: The creation of any Class of Membership Interests other than Common Units, or the issuance or sale of any Equity Interests in any Subsidiary of the Company;

(d)            Distributions: Entry into any transaction, agreement, commitment or understanding that would materially alter the Company’s ability to make distributions;

(e)            Indebtedness: The incurrence of new Debt (or the refinancing of existing Debt) by the Company or its Subsidiaries, if, after giving pro forma effect to such incurrence and the application of the proceeds therefrom, the long-term unsecured indebtedness of the Company and its Subsidiaries would reasonably be expected to be rated lower than (x) BBB by Standard & Poor’s Ratings Services (or its successors), (y) BBB by Fitch Ratings, Inc. (or its successors) or (z) Baa2 by Moody’s Investors Service Inc. (or its successors);

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(f)            Joint Ventures: Entering into any joint venture, partnership or similar agreement; unless, the aggregate amount of cash, property or other assets anticipated to be contributed by the Company and its Subsidiaries to such joint venture or partnership is less than two and one-half percent (2.5%) of the Reference Amount;

(g)            Litigation Affecting an Investor Member: Decisions relating to the conduct (including the settlement) of any litigation, administrative, or criminal proceedings to which the Company or its Subsidiaries are a party where such proceedings could reasonably be expected to have an adverse effect on such Investor Member or its Affiliates (other than solely in its or (if applicable, their) capacity as an investor in the Company); provided, that, for the avoidance of doubt, the foregoing shall not be applicable to any ordinary course regulatory proceedings (including rate cases) that do not involve claims of criminal conduct or intentional violations of applicable Law; or

(h)            adopting any resolution in furtherance of the foregoing actions or agreeing, committing or delegating authority to take any of the foregoing actions.

Section 7.3             Put Right.

(a)            The Company shall notify each member of the Board in writing at least ten (10) Business Days prior to any Board meeting called to approve a Permitted Material Business Deviation Decision. Such notice shall include a summary of the action to be taken and shall state that such action is a Permitted Material Business Deviation Decision. Copies of such notice shall also be provided to each Investor Member. Any action by written consent circulated to the Board members that contemplates the approval of a Permitted Material Business Deviation Decision shall also include a summary of the action and state clearly that such action is a Permitted Material Business Deviation Decision.

(b)            For so long as the aggregate Company Percentage Interest of an Investor Member and its Affiliates is equal to or greater than nine and nine-tenths percent (9.9%), if an action constituting a Permitted Material Business Deviation Decision either (i) is taken without having been previously approved by the Board or (ii) is approved by the Board but at least one New Investor Designee of such Investor Member did not affirmatively vote in favor of such Permitted Material Business Deviation Decision, then such Investor Member shall be a Put Right Member and the earlier of (i) the taking of such Permitted Material Business Deviation Decision and (ii) the approval of such Permitted Material Business Deviation Decision shall constitute a “Put Triggering Event.” The Company shall notify each Investor Member with a Company Percentage Interest equal to or greater than nine and nine-tenths percent (9.9%) promptly (and in any event within ten (10) Business Days) of the Company becoming aware of a Put Triggering Event, which notice shall include the facts and circumstances giving rise to such Put Triggering Event in reasonable detail and, if the occurrence of such Put Triggering Event was inadvertent, the Company shall so state in such notice (a “Put Triggering Event Notice”).

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(c)            At any time during the one hundred eighty- (180-) day period beginning when a Put Right Member first becomes aware of a Permitted Material Business Deviation Decision, such Put Right Member shall have the right (the “Put Right”), but not the obligation, to deliver one (1) written notice to Cinergy and the Company (a “Put Exercise Notice”) of the Put Right Member’s decision to require Cinergy to purchase all of the Units then held by such Put Right Member and its Affiliates (in each case, the “Put Units”), in accordance with and subject to the conditions and limitations set forth in this Section 7.3 (such purchase and sale of the Put Units, the “Put Sale”), in which case Cinergy will be required to purchase the Put Units in the Put Sale, in accordance with and subject to the conditions and limitations set forth in this Section 7.3. The date of receipt of such Put Exercise Notice by Cinergy is referred to as the “Put Exercise Date.” Notwithstanding the foregoing, if (a) a Put Triggering Event occurred inadvertently by the Company and the Put Triggering Event Notice so states and (b) no later than the thirtieth (30th) day after the Put Triggering Event has occurred, either (i) the Put Right Member consents in writing to the taking of the applicable Permitted Material Business Deviation Decision or (ii) Cinergy and the Company take reasonable and appropriate steps, to the reasonable satisfaction of the Put Right Member, to rescind any approval of the Permitted Material Business Deviation Decision and to restore the state of the Company and its Subsidiaries to the condition they would have been in had the Permitted Material Business Deviation Decision not occurred without any adverse consequences (economic or otherwise) to the Company or the Put Right Member, then the Put Right Member shall not have a Put Right in respect of such Permitted Material Business Deviation Decision, and any Put Exercise Notice in respect of such Permitted Material Business Deviation Decision shall be ineffective.

(d)           Subject to Section 7.3(f), a Put Exercise Notice shall obligate Cinergy to purchase, and each Put Right Member who has delivered a Put Exercise Notice to sell, the Put Units for a purchase price equal to the FMV of the Put Units as of immediately prior to the Put Triggering Event (the “Valuation Date”), without taking into account the Put Triggering Event and assuming closing of the Put Sale seventy-five (75) days after the Put Exercise Date (as may be adjusted in accordance with Section 7.3(d)(iii), the “Put Price”). The Put Price shall be determined between Cinergy, on the one hand, and, on the other hand, each Put Right Member separately from and independent of any other Put Right Member, in each case in accordance with the procedures below:

(i)            Within twenty-five (25) days following the Put Exercise Date, Cinergy and the Put Right Member shall jointly select a nationally recognized independent valuation firm which has not been engaged by either Cinergy and its Affiliates or the Put Right Member and its Affiliates during the five- (5-) year period prior to the Put Exercise Date (an “Acceptable Valuation Arbiter”) to determine the Put Price; provided that if Cinergy and the Put Right Member are unable to agree on an Acceptable Valuation Arbiter, they shall each select an Acceptable Valuation Arbiter and the two Acceptable Valuation Arbiters shall mutually agree upon a final Acceptable Valuation Arbiter to determine the Put Price. The Acceptable Valuation Arbiter selected in accordance with this Section 7.3(d)(i) is referred to as the “Valuation Arbiter.”

(ii)           Each of Cinergy and the Put Right Member shall submit their view of the Put Price to the Valuation Arbiter, and each party will receive copies of all information provided to the Valuation Arbiter by the other party. The final Valuation Arbiter’s determination of the Put Price shall be set forth in a detailed written report addressed to the Company and the Put Right Member and such determination shall be final, conclusive and binding. In rendering its decision, the Independent Evaluator shall determine which of the positions of Cinergy and the Put Right Member submitted to the Valuation Arbiter is, in the aggregate, more accurate (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, based on such determination, adopt either the Put Price determined by Cinergy or the Put Right Member. Any fees and expenses of the Valuation Arbiter incurred in determining the Put Price pursuant to this Section 7.3(d)(ii) will be borne by the Company.

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(iii)          The final Put Price as determined in accordance with Section 7.3(d) shall be adjusted to account for any distributions or capital contributions paid during the period between the Valuation Date and the closing of the Put Sale, except to the extent such distributions or capital contributions were reflected in the determination of the Put Price.

(iv)          For purposes of this Section 7.3:

(1)            “FMV” for the Put Units means the higher of (i) the Company Percentage Interest represented by the Put Units multiplied by the Comparison Method Company Valuation and (ii) the Company Percentage Interest represented by the Put Units multiplied by the Precedent Transactions Method Company Valuation.

(2)            “Precedent Transactions Method Company Valuation” shall mean the value of all the Units of the Company assuming that the Company was sold in its entirety to a buyer at an implied price to last-twelve-months (“LTM”) earnings multiple equal to the median of the highest quartile (in terms of price to LTM earnings multiples paid, based on the prior twelve months of the latest available public filings as of the time of announcement of the relevant transaction) of transactions involving a change of control of a Publicly Traded Electric Utility completed at any time during the ten- (10-) year period immediately preceding the Valuation Date.

(3)            “Comparison Method Company Valuation” shall mean the value of all of the Units of the Company assuming that the Company was sold in its entirety to a buyer at an implied price to LTM earnings multiple equal to one hundred and five percent (105%) of the median of the highest quartile of Publicly Traded Electric Utilities (in terms of price to LTM earnings multiples, based on the prior twelve months of the latest available public filings as of the Valuation Date), assessed as of the Valuation Date.

(4)            “Publicly Traded Electric Utility” means a company whose primary business is comprised of one or more rate-regulated electric utilities in the United States and whose principal class of shares are listed and traded on a nationally recognized stock exchange in the United States.

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(e)            Such Put Right Member and Cinergy and shall be required to consummate such Put Sale within the Regulatory Approval Period. In addition, Cinergy and the applicable Investor Member shall take all other actions as may be reasonably necessary to consummate such Put Sale, it being agreed that the only representations and warranties that may be required of the Investor Member and Cinergy shall be the Investor Representations. The parties shall use commercially reasonable efforts to cooperate with and provide reasonable assistance to Cinergy and the Put Right Member in connection with obtaining or making any necessary consents, approvals, filings and notices from Governmental Authorities to consummate the Put Sale. Upon the closing of a Put Sale, Cinergy shall pay the Put Price by wire transfer of immediately available funds to the account or accounts that the applicable Investor Member shall designate to Cinergy at least five (5) Business Days prior to such closing.

(f)            The existence of a Put Triggering Event, a Put Exercise Notice or a pending Put Sale shall not, in and of itself, relieve or excuse any party from its ongoing duties and obligations under this Agreement. Cinergy may assign its rights to purchase the Put Units in respect of which a Put Right Member has exercised its Put Right to any Person who is not a Prohibited Transferee; provided, however, that Cinergy shall at all times remain liable for the obligations of such assignee and that no such assignment (i) may be made to the Company or any of its Subsidiaries if, following the purchase of the Put Units the Company will have any Members other than Cinergy or (ii) shall delay, prevent or hinder the consummation of the closing of the Put Sale.

(g)            At any time within fifteen (15) days after the determination of the final Put Price in accordance with Section 7.3(d), an Investor Member may deliver written notice to Cinergy and the Company that it is irrevocably withdrawing its Put Exercise Notice, and, if such notice is so delivered, such Investor Member shall no longer be required to sell, and Cinergy shall no longer be obligated to purchase, or arrange for the purchase of, the Put Units in connection with such withdrawn Put Exercise Notice.

ARTICLE VIII

BOOKS AND BANK ACCOUNTS; TAX MATTERS

Section 8.1             Maintenance of Books and Records; Access; Financial Reports.

(a)            The books and records (including Tax Returns and any supporting work papers and other documentation related thereto) of the Company shall be maintained at the principal offices and place of business of the Company. The Company shall at all times maintain a financial model for the Company and its Subsidiaries in Microsoft Excel format based on reasonable assumptions and in a form agreed by the Members (“Financial Model”) and update such Financial Model on a reasonably periodic basis consistent with past practice, which shall in any event occur at least two (2) times in any Fiscal Year and upon request by the New Investor Group, with reasonable advance notice (which shall be at least sixty (60) days’ notice), no more than one (1) additional time in any Fiscal Year (except as otherwise mutually agreed by Cinergy and the New Investor Group, it being understood that the New Investor Group will not make such additional requests unless it has a good faith belief that such update is appropriate). The Members shall have the right to, at reasonable times during normal business hours and upon reasonable notice, inspect the books and records (including Tax Returns and any supporting work papers and other documentation related thereto) of the Company and its Subsidiaries. Upon request, the Company shall as soon as practicable provide each Member with such other information relating to the Company and its Subsidiaries or their respective operations as such Member may reasonably request from time to time.

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(b)            The Company shall cooperate, and Cinergy shall, and shall cause its Affiliates to cooperate, with any Member, its Affiliates and their respective advisers (acting on their behalf) in connection with (i) any proposed Transfer that is permitted by or undertaken in accordance with the terms of this Agreement, including the taking of customary actions reasonably requested by the Member or potential acquirors, transferees or potential financing sources to the extent such acquisition, transfer or financing is not prohibited by this Agreement, including making the Company and its Subsidiaries’ properties, books and records, and other assets reasonably available for inspection by such potential acquirors, transferees or potential financing sources, establishing a physical or electronic data room including materials customarily made available to potential acquirors, transferees or potential financing sources (as applicable) in connection with such processes and making Directors, Officers, personnel and its other employees reasonably available for presentations, interviews and other diligence activities, in each case subject to customary confidentiality provisions, (ii) any proposed financing or refinancing, including by participating in meetings and road shows, if any; providing information reasonably requested by such Member in order to obtain or in connection with such financing; preparing business projections and financial statements for the Company and its Subsidiaries; to the extent reasonably necessary or desirable in connection with any such financing, assisting in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents; using reasonable efforts to ensure that the syndication efforts of the lead arrangers for the financing or refinancing benefit materially from the existing lending relationships of the Company and its Subsidiaries; and requesting the consent of, and customary comfort letters from, the Company and its Subsidiaries’ independent accountants (and providing customary management letters and requesting legal letters to obtain such consent) if reasonably necessary or desirable for such Member’s use of the financial statements of the Company and its Subsidiaries and (iii) the provision of information reasonably requested by a Member in response to a reasonable concern regarding compliance with the obligations set forth in Section 6.11; provided, however, that the Member considering, proposing or consummating a Transfer shall reimburse the Company for reasonable and documented expenses incurred by the Company in connection with the foregoing.

(c)            Notwithstanding anything herein to the contrary, the Company shall not be obligated by the terms of this Agreement to provide to a Member in such Member’s capacity as such any record or information (i) relating to the negotiation and consummation of the transactions contemplated by the Investment Agreement, including confidential communications with financial and other advisors and legal counsel representing the Company or its Affiliates, (ii) to the extent that such information is subject to an attorney-client or other legal privilege and the provision of such information to such Member would be reasonably likely to jeopardize such privilege, (iii) relating to any joint, combined, consolidated or unitary Tax Return that includes Duke or any of its Subsidiaries (other than the Company and its Subsidiaries) (or any supporting work papers or other documentation related thereto), so long as each Member receives a Tax Return or comparable documentation or material Tax information that relates solely to the Company and its Subsidiaries and contains all material Tax information found in any other Tax Return filed by Duke in respect of the Company and its Subsidiaries for the corresponding period, or (iv) the provision of which to such Member would violate any applicable Laws or regulatory requirements; provided, that with respect to clauses (ii) and (iv), the Company shall use commercially reasonable efforts to, together with such Member(s), develop an alternative to permit such inspection of or to disclose such information on a basis that does not jeopardize such privilege or violate any applicable Laws and regulatory requirements.

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(d)            Each Member shall reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company in connection with such Member’s inspection and information rights pursuant to this Section 8.1.

Section 8.2             Financial Reports.

(a)            The Company shall deliver the following to each Member for so long as such Member’s Company Percentage Interest is equal to or greater than four and nine-tenths percent (4.9%):

(i)            within thirty (30) days after the end of each month, unaudited monthly management accounts and/or financial reports for the Company and its Subsidiaries, as prepared by the management of the Company and consistent with those provided for Duke internal reporting purposes;

(ii)           within forty five (45) days after the end of each of the first three (3) quarterly accounting periods in each Fiscal Year, consolidated statements of earnings and cash flows of the Company and its Subsidiaries for such fiscal quarter and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, along with the relevant schedules to such statements, in each case, prepared in accordance with GAAP;

(iii)          within one hundred twenty (120) days after the end of each Fiscal Year, (x) audited consolidated statements of earnings and cash flows of DEI for such Fiscal Year and consolidated balance sheets of DEI as of the end of such Fiscal Year and (y) unaudited consolidated statements of earnings and cash flows of the Company and its Subsidiaries for such Fiscal Year and consolidated balance sheets of the Company as of the end of such Fiscal Year, in each case, along with the relevant schedules to such statements;

(iv)         within sixty (60) days after the commencement of each Fiscal Year, a consolidated annual budget of the Company and its Subsidiaries for such Fiscal Year (such annual budget to include budgeted statements of earnings and sources and uses of cash and balance sheets); and

(v)          promptly, upon reasonable notice, any information that is reasonably requested by any Investor 4.9% Member in order to (A) manage its regulatory or tax affairs or make filings with Governmental Authorities or (B) otherwise monitor its investment in the Company; provided, that with respect to clause (B), the Company shall not be required to provide information that it does not otherwise prepare in the ordinary course of business or is not otherwise readily available to it.

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Section 8.3             Accounts. The Company may establish one or more separate bank and investment accounts and arrangements for the Company, which, if so established, shall be maintained in the Company’s name with financial institutions and firms that the Board may determine.

Section 8.4             Tax Matters.

(a)            Tax Matters Shareholder. Cinergy is hereby designated the “Tax Matters Shareholder” of the Company and its Subsidiaries. Except as otherwise provided in this Agreement, the Tax Sharing Agreement, and the Investment Agreement, the Tax Matters Shareholder may, in its reasonable discretion, make or refrain from making any Tax elections allowed under applicable Law for the Company or any of its Subsidiaries. The Tax Matters Shareholder shall prepare and file or cause to be prepared and filed any Tax Return required to be filed by or with respect to the Company or DEI. Notwithstanding any other provision of this Agreement or the Investment Agreement, the Tax Matters Shareholder shall be entitled to control in all respects, and no Investor Member or its Affiliates shall have the right to participate in, any Tax Proceeding with respect to any Tax Return of the Company or any of its Subsidiaries.

(b)            Cooperation. Each Investor Member shall, and shall cause its Affiliates to, provide to Duke and its Subsidiaries (including the Company and its Subsidiaries) such cooperation, documentation and information as any of them reasonably may request in connection with (i) filing any Tax Return, amended Tax Return or, subject to Section 8.4(c)(ii), claim for refund, (ii) determining a liability for Taxes or (iii) preparing for or conducting any Tax Proceeding.

(c)            Withholding.

(i)            The Company and each of its Subsidiaries may withhold and pay over to the IRS (or any other relevant Tax authority) such amounts as it is required to withhold or pay over, pursuant to the Code or any other applicable Law, on account of a Member, including in respect of distributions made pursuant to Section 5.1, and, for the avoidance of doubt, the amount of any such distribution or other payment to a Member shall be net of any such withholding. To the extent that any amounts are so withheld and paid over, such amounts shall be treated as paid to the Person(s) in respect of which such withholding was made. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding Tax pursuant to an applicable income Tax treaty, or otherwise, the Member shall furnish the Company or Subsidiary of the Company, as applicable, with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding Tax agents. Each Member agrees that if any information or form provided pursuant to this Section 8.4(c) expires or becomes obsolete or inaccurate in any respect, the Member shall update such form or information or promptly notify the Company or its Subsidiary, as applicable, in writing of its inability to do so.

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(ii)            Notwithstanding anything to the contrary in this Agreement, (A) at the First Closing and from time to time as reasonably requested by the Company, New Investor shall provide to the Company a properly completed IRS Form W-8EXP (or other applicable form) sufficient to establish New Investor’s U.S. federal Tax status for purposes of Chapter 3 and Chapter 4 of the Code; provided, that if New Investor remains a Government Investor Member, the Company shall not withhold U.S. federal income tax on the enumerated items of exempt income (or other items otherwise exempt under Section 892 of the Code) unless such withholding is otherwise required by applicable Law, and (B) each Investor Member other than New Investor shall, at or prior to the time that such Investor Member becomes a Member of the Company and from time to time as reasonably requested by the Company, provide to the Company a properly completed IRS Form W-8 or IRS Form W-9 (or other applicable form) sufficient to establish such Investor Member’s U.S. federal Tax status for purposes of Chapter 3 and Chapter 4 of the Code. The Company shall use commercially reasonable efforts to notify each Government Investor Member prior to withholding Tax pursuant to Section 1445 of the Code on any payment made by the Company to the Government Investor Member and shall consider in good faith whether such withholding is necessary if the Government Investor Member provides an effective and properly executed IRS Form W-8EXP. Notwithstanding anything herein to the contrary, the Company shall not withhold tax on any distribution to a Government Investor Member governed by Section 301 of the Code.  At the Company’s reasonable request, each Government Investor Member agrees to (i) provide information reasonably necessary to establish that such Government Investor Member is not subject to tax under Section 892 of the Code on distributions by the Company or dispositions of Membership Interests in the Company and (ii) provide reasonable cooperation in any IRS audit of the Company’s compliance with Section 1442 or Section 1445 of the Code (including, following notice by the Company of such an audit, by cooperating with the Company’s claim for a refund of any withholding Taxes imposed on, or assessed against, and paid by the Company under Section 1442 or Section 1445 of the Code in respect of such distributions or dispositions, and if so required and permitted under applicable Law in order to obtain such a refund of withholding Taxes, upon the request of the Company, after (x) the Company files a claim for refund for such withholding Taxes and (y) the IRS determines that such Government Investor Member is the sole party with standing to file such a claim for refund and is legally entitled to do so, filing a claim for refund of such withholding Taxes); provided, that the Government Investor Member shall pay over to the Company any such refunded Taxes as soon as reasonably practicable following receipt thereof to the extent that such Government Investor Member has not borne the economic burden of such Taxes as a result of the Company reducing the amount of any distribution to such Government Investor Member in respect of such withholding Taxes or the Government Investor Member having already made a payment to the Company or to the IRS in respect of such withholding Taxes; provided, further, that if the Government Investor Member has not filed the relevant claim for refund, the Company, upon becoming so aware, shall notify the Government Investor Member that such refund will be paid by the IRS to the Government Investor Member.

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(iii)          Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company and each of the other Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding Taxes.

(d)           Survival. Notwithstanding anything herein to the contrary, the provisions of this Section 8.4 shall survive the termination of this Agreement.

Section 8.5            Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and U.S. federal income tax purposes shall be the calendar year unless otherwise determined by the Board.

ARTICLE IX

DISSOLUTION

Section 9.1             Dissolution Events. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following (each, a “Dissolution Event”):

(a)            a majority vote of the Board and unanimous consent of the Members to dissolve the Company in accordance with the Act; or

(b)            entry of a decree of judicial dissolution of the Company under the Act.

Section 9.2              Distributions on Dissolution.

(a)            The Members hereby appoint Cinergy to act as the liquidator (the “Liquidator”) upon the occurrence of a Dissolution Event, and in such capacity, Cinergy shall constitute a “liquidating trustee” as defined in the Act. Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs. The Liquidator will (i) prepare or cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution and shall provide a copy of such statement to all of the Members and (ii) proceed diligently and in good faith, and in an orderly, businesslike and commercially reasonable manner, to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The Liquidator may sell, and will use commercially reasonable efforts to obtain the best possible price for, any or all Company property, including to the Members. In no event, without the approval of the Members, will a sale to a Member be for an amount that is less than Fair Market Value.

(b)            Upon the winding up of the Company, the Company’s assets shall be distributed:

(i)            first, to the satisfaction of the debts, liabilities and obligations of the Company (including any such obligations owing to any Member) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment and discharge thereof, including by the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the Liquidator may reasonably determine in accordance with the Act), other than liabilities to Members or former Members for distributions; and

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(ii)            second, to the Members in accordance with the provisions of Section 5.1.

(c)            The distribution of cash and property to a Member in accordance with the provisions of this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on its Membership Interests in the Company of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member.

Section 9.3             No Withdrawal by Members. Except (i) as expressly provided in this Agreement, and (ii) following and in connection with a Transfer by a Member of all of its Units in compliance with this Agreement, a Member may not withdraw from the Company prior to its dissolution and winding up. No Membership Interest is redeemable or repurchasable by the Company at the option of a Member. Except as expressly provided in this Agreement, no event affecting a Member (including death, bankruptcy or insolvency) shall affect its obligations under this Agreement or affect the Company.

ARTICLE X

Indemnification

Section 10.1            Non-Liability of Members. The Members of the Company are not personally liable for the acts or debts of the Company, nor is private property of the Members subject to the payment of Company debts.

Section 10.2           Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Company. Subject to Section 10.4, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a Director or Officer of the Company, or is or was a Director or Officer of the Company serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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Section 10.3           Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Company. Subject to Section 10.4, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a Director or Officer of the Company, or is or was a Director or Officer of the Company serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 10.4           Authorization of Indemnification. Any indemnification under this Article X (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former Director or Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 10.2 or Section 10.3, as the case may be. Such determination shall be made, with respect to a person who is a Director or Officer at the time of such determination, (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (iii) by the Members. Such determination shall be made, with respect to former Directors and Officers, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that a present or former Director or Officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 10.5           Good Faith Defined. For purposes of any determination under Section 10.4, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such person by the Officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The provisions of this Section 10.5 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 10.2 or Section 10.3, as the case may be.

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Section 10.6          Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 10.4, and notwithstanding the absence of any determination thereunder, any Director or Officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 10.2 or Section 10.3. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 10.2 or Section 10.3, as the case may be. Neither a contrary determination in the specific case under Section 10.4 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or Officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 10.6 shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Director or Officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 10.7          Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a Director or Officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or Officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article X. Such expenses (including attorneys’ fees) incurred by former Directors and Officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

Section 10.8          Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Formation, this Agreement, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Section 10.2 and Section 10.3 shall be made to the fullest extent permitted by law. The provisions of this Article X shall not be deemed to preclude the indemnification of any person who is not specified in Section 10.2 or Section 10.3 but whom the Company has the power or obligation to indemnify under the provisions of the Act, or otherwise.

Section 10.9          Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Company, or is or was a Director or Officer of the Company serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Article X.

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Section 10.10        Certain Definitions. For purposes of this Article X, references to “the Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent entity, or is or was a director or officer of such constituent entity serving at the request of such constituent entity as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued. The term “another enterprise” as used in this Article X shall mean any other company or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Company as a director, officer, employee or agent. For purposes of this Article X, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a Director, Officer, employee or agent of the Company which imposes duties on, or involves services by, such Director or Officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article X.

Section 10.11        Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or Officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 10.12        Limitation on Indemnification. Notwithstanding anything contained in this Article X to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 10.6), the Company shall not be obligated to indemnify any Director or Officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board.

Section 10.13        Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company and employees or agents of the Company that are or were serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, similar to those conferred in this Article X to Directors and Officers of the Company.

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Section 10.14        Investor Indemnitors. The Company hereby acknowledges that the Directors indemnified under this Article X may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Members and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such Director in his or her capacity as such are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Director in his or her capacity as such are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by any such Director in his or her capacity as such and be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Director in its capacity as such to the extent legally permitted and as required by this Agreement, without regard to any rights such Director may have against the Investor Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any Director with respect to any claim for which such Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Director under this Article X against the Company.

ARTICLE XI

Transfers

Section 11.1          General Restrictions.

(a)           Each Member agrees that it shall Transfer Units, directly or indirectly, only in compliance with, and to the extent permitted by, this Agreement. For the avoidance of doubt, an “indirect” Transfer of Units shall include any transaction or series of related transactions pursuant to which any Person becomes the Beneficial Owner of any Units that were not Beneficially Owned by such Person immediately prior to the consummation of such transaction or transactions. Any attempted Transfer other than in strict accordance with this Agreement shall be null and void and of no force or effect whatsoever, and the purported transferee shall have no rights as a Member or otherwise in or to the Units. The Company shall not register the Transfer of any Units made in violation of the provisions of this Agreement.

(b)           Each Member shall not Transfer Units unless it shall have represented to the other Member(s), and such other Member(s) within seven (7) Business Days following such representation shall not have in good faith asserted a reasonable basis for disputing the representation, that neither the disposition by such transferor, the acquisition by the transferee nor the holding by the transferee of the Units will result in a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. Any Units that are the subject of a Transfer in accordance with the preceding sentence shall not be subject to any further Transfer unless such Transfer (regardless of the number of times the Units are the subject of a Transfer) would satisfy the preceding sentence as if the Person proposing to Transfer them were the transferring Member.

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Section 11.2          Permitted Transfers. Section 11.3, Section 11.4, Section 11.5 and Section 11.6 shall not apply to any Transfer:

(a)           by any Member at any time of all or any portion of its Units to any of such Member’s Affiliates; provided that (a) either (i) such Transfer is to a Wholly-Owned Affiliate of such Member, or (ii) the other Member provides prior written consent to the Transfer, which consent shall not be unreasonably withheld, conditioned or delayed, (b) any required regulatory approvals or other third-party consents or approvals are obtained prior to such Transfer and (c) such Affiliate executes a counterpart to this Agreement and agrees to be bound by all of its terms to the same extent as the transferring Member. Any Affiliate that receives Units shall Transfer such Units back to the transferring Member (or a Wholly-Owned Affiliate thereof) if at any time such Affiliate is no longer an Affiliate of such Member; or

(b)           by New Investor or its Affiliates of Pledged Interests to any Secured Party under Section 11.10.

Section 11.3          Lockup Period. Except for Transfers permitted by Section 11.2, notwithstanding anything contained herein to the contrary, a Member may not Transfer all or any portion of its Units prior to the third (3rd) anniversary of the Effective Date (the “Lockup Period”).

Section 11.4          Right of First Offer.

(a)           Following the expiration of the Lockup Period, if any Member (the “Selling Member”) desires to Transfer all or any portion of its Units (other than a Transfer by Cinergy of fifty percent (50%) or more of the Units) to any Person other than a Wholly-Owned Affiliate of such Member (a “Third-Party Purchaser”), it shall first deliver to the Company and each other Member (each, a “Non-Selling Member”) written notice (a “ROFO Notice”) setting forth its intent to make such Transfer and the number of Units proposed to be Transferred (the “Offered Units”). Each Non-Selling Member shall have the right to make a binding offer to purchase all, but not less than all, of the Offered Units (it being understood that the Non-Selling Members may submit a joint offer to purchase all, but not less than all of the Offered Units), by written notice (an “Offer Notice”) delivered by such Non-Selling Member(s) to the Selling Member within thirty (30) days following its receipt of a ROFO Notice (the “Offer Period”), which Offer Notice shall specify the purchase price and other material terms and conditions proposed by the Non-Selling Member(s).

(b)          The Selling Member shall notify each Non-Selling Member of its acceptance (an “Acceptance Notice”) or rejection (a “Rejection Notice”) of such Non-Selling Member’s offer within thirty (30) days following its receipt of an Offer Notice (the “Acceptance Period”). If the Selling Member does not send an Acceptance Notice or a Rejection Notice within the Acceptance Period, the offer proposed by such Non-Selling Member(s) shall be deemed rejected by the Selling Member.

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(c)           If the Selling Member accepts the price and terms set forth in the Offer Notice delivered by a Non-Selling Member or Non-Selling Members within the Acceptance Period, then such Non-Selling Member(s) shall be required to enter into a definitive agreement to purchase all such Offered Units covered by such Offer Notice within ten (10) Business Days following its receipt of the Acceptance Notice, with such purchase to be consummated within the Regulatory Approval Period. In addition, each Member shall take all other actions as may be reasonably necessary to consummate such purchase and sale, including entering into such additional agreements as may be necessary or appropriate.

(d)           If all Non-Selling Members either (x) failed to deliver an Offer Notice to the Selling Member during the Offer Period with respect to any Offered Units, or (y) have received a Rejection Notice or neither received an Acceptance Notice nor a Rejection Notice within the Acceptance Period with respect to any Offered Units, then the Selling Member shall be free to Transfer all but not less than all of such Offered Units to a Third-Party Purchaser; provided that (i) if one or more Offer Notice(s) were delivered by Non-Selling Members to the Selling Member during the Offer Period with respect to any Offered Units, the Transfer of such Offered Units must be effected at a price equal to or higher than one hundred one percent (101%) of the highest price contained in all Offer Notices delivered by the Non-Selling Members and on terms and conditions that are no less favorable, in the aggregate, to the Selling Member, than the terms and conditions set forth in the Offer Notice providing for such highest price (excepting the inclusion of customary representations and warranties given to the Third-Party Purchaser that would not customarily be given to an existing Member), (ii) the Selling Member must enter into a definitive agreement with respect to the Transfer of such Offered Units within one hundred eighty (180) days following the expiration of the applicable Offer Period (if no Non-Selling Members delivered an Offer Notice to the Selling Member during the Offer Period) or within one hundred eighty (180) days following the earlier of (A) the applicable Non-Selling Member’s receipt of a Rejection Notice or (B) the expiration of the Acceptance Period, as applicable (if the applicable Offer Notice was delivered by any Non-Selling Member(s) to the Selling Member during the Offer Period) and (iii) the Transfer of such Offered Units must be consummated within the Regulatory Approval Period. If the Transfer of such Offered Units has not been consummated within the Regulatory Approval Period, such Offered Units shall again become subject to all restrictions of this Section 11.4.

Section 11.5          Drag Along Rights.

(a)           In the event that Cinergy desires to Transfer, in any single transaction or series of related transactions, all of the Units owned by the Cinergy Holders to any Third-Party Purchaser that is not an Affiliate of Cinergy (in such context, a “Drag Along Purchaser”), then, subject to Section 11.5(g) and satisfaction of the conditions set forth in Section 11.5(f), Cinergy shall have the right (a “Drag Along Right”) to require all Investor Members to Transfer all of their respective Units to the Drag Along Purchaser in accordance with the procedures set forth in this Section 11.5 (such Transfer that complies with the requirements of this Section 11.5, a “Drag Along Sale”) at the per Unit price (which shall be payable in cash or Listed Securities (that are Freely Tradable) valued at their weighted average closing price on the stock exchange of such Listed Securities during the last thirty (30) trading days immediately preceding the date on which such Listed Securities are to be paid; provided, however, that if and to the extent such payment is made in the form of Listed Securities, the receipt of such payment shall in no event result in any Investor Member holding more than five percent (5%) of the Listed Securities of such issuer) and otherwise on the same terms and conditions as the Transfer of Units by the Cinergy Holders to the Drag Along Purchaser (with each Investor Member participating in such Transfer on a pro rata basis in proportion to their respective Company Percentage Interest, relative to the aggregate Company Percentage Interests of Cinergy and the other Investor Members).

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(b)           Following satisfaction of its obligations pursuant to Section 11.4, Cinergy may exercise its Drag Along Right pursuant to this Section 11.5 by providing written notice of its election to do so to each Investor Member (a “Drag Along Notice”), which notice shall identify the Drag Along Purchaser and specify the proposed price per Unit and all other material terms and conditions of the Drag Along Sale, including the anticipated closing date of the Drag Along Sale.

(c)           The Drag Along Sale must be consummated within the Regulatory Approval Period applicable to the Transfer by the Cinergy Holders to the Drag Along Purchaser. No Investor Member shall Transfer or agree to Transfer any Units to any Person other than the Drag Along Purchaser during the period between the date it receives a Drag Along Notice and the conclusion of such Regulatory Approval Period. If the Drag Along Sale shall not have been consummated during such Regulatory Approval Period, all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to the Units owned by the Members shall again be in effect.

(d)           In the event that Cinergy exercises its Drag Along Right pursuant to this Section 11.5, the Investor Members shall take all customary and reasonable actions as may be reasonably necessary to consummate the Drag Along Sale, including making the Investor Representations and entering into such definitive agreements as are customary for transactions of the nature of the proposed Transfer.

(e)           The Investor Members agree to (i) vote in favor of the transaction or transactions with the Drag Along Purchaser and (ii) take all actions to waive any dissenters, appraisal or other similar rights with respect thereto.

(f)            Notwithstanding anything to the contrary in this Agreement, Cinergy shall not have the right to exercise its Drag Along Right unless (i) the total consideration paid to New Investor in connection with such Drag Along Sale would cause New Investor to achieve at least a nine percent (9%) IRR on each Common Unit, (ii) each Investor Member receives in such Drag Along Sale the same consideration per Unit, in the same form, and otherwise on the same terms and conditions as are applicable to the sale of Units by the Cinergy Holders, (iii) in circumstances where Cinergy exercises its Drag Along Right hereunder in connection with a Cinergy Change of Control pursuant to Section 11.7, the total consideration paid to New Investor in connection with such Drag Along Sale would cause New Investor to receive at least the higher of: (A) nine percent (9%) IRR on each Common Unit or (B) Fair Market Value on each Common Unit, (iv) the liability of each Investor Member in such Drag Along Sale is several and not joint and several with any other Member, (v) the maximum liability of each Investor Member in the Drag Along Sale is capped in the aggregate at the portion of the purchase price received by such Investor Member, (vi) no Investor Member shall be subject to any non-competition covenants or non-solicitation covenants (other than customary non-solicitation of senior employees with carve-outs permitting general solicitations and any hiring therefrom), (vii) no Investor Member shall be subject to liability in connection with the Drag Along Sale in excess of its pro rata share of the liability except with respect to Investor Representations, and (viii) no Investor Member will be required to make any representations and warranties in connection with such Drag Along Sale, other than the individual representations and warranties on a several basis and solely as to itself set forth on Schedule 11.5(f) (the “Investor Representations”), nor shall any Investor Member be required to make representations relating to the Company or any other Member. The parties shall use commercially reasonable efforts to cooperate with and provide reasonable assistance to Cinergy and each Investor Member participating in the Drag Along Sale in connection with obtaining or making any necessary consents, approvals, filings and notices from governmental authorities to consummate a Transfer contemplated by this Section 11.5.

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(g)           Cinergy shall not have the right to exercise its Drag Along Right hereunder in connection with any transaction or series of related transactions resulting in a Duke Change of Control.

Section 11.6          Tag-Along Rights.

(a)           In the event that any Cinergy Holder (the “Cinergy Seller”) desires to Transfer, in any single transaction or series of related transactions, an amount of its Units equal to or greater than five percent (5%) of the total Units outstanding (“Tag Threshold”) to any Third-Party Purchaser, and the Cinergy Seller cannot or has not elected to exercise any Drag Along Right it may have with respect to such Transfer pursuant to Section 11.5, each Investor Member shall have the right (a “Tag-Along Right”) to participate in such Transfer and require that a pro rata portion of its Units be Transferred to such Third-Party Purchaser in accordance with the procedures set forth in this Section 11.6 (such Transfer, a “Tag-Along Sale”) at the per Unit price and otherwise on the same terms and conditions as the Transfer of the Units by the Cinergy Seller to such Third-Party Purchaser; provided, that the Tag Threshold shall cease to apply to any proposed Transfers by the Cinergy Seller and the Investor Member’s exercise of the Tag-Along Right hereunder once the Cinergy Seller has Transferred twenty percent (20%) of the total Units outstanding to Third-Party Purchasers from and after the date of this Agreement.

(b)           At least thirty (30) Business Days prior to the Tag-Along Completion Date of any Transfer in connection with which an Investor Member has a Tag-Along Right pursuant to Section 11.6(a), and after satisfying its obligations pursuant to Section 11.4, the Cinergy Seller shall deliver to each Investor Member a written notice (a “Tag-Along Offer Notice”) of the proposed Transfer, which notice shall (i) identify the Third-Party Purchaser, the aggregate number of Units the Third-Party Purchaser has offered to purchase (including whether the Third-Party Purchaser will purchase all Units proffered), the proposed price per Unit (“Tag-Along Offer Price”), the expected date of consummation of the proposed Transfer (“Tag-Along Completion Date”) and all other material terms and conditions of the proposed Transfer, (ii) contain a representation that the Third-Party Purchaser has been informed of the Tag-Along Right provided for in this Section 11.6 , (iii) contain a representation that no consideration, tangible or intangible, is being provided to the Cinergy Seller that is not reflected in the price to be paid per Unit to such Investor Member exercising its Tag-Along Rights hereunder, and (iv) if and to the extent the proposed Transfer by the Cinergy Seller pursuant to this Section 11.6 involves a Cinergy Change of Control pursuant to Section 11.7, contain a good faith allocation of the aggregate purchase price for such Units indirectly Transferred in connection therewith (the “Indirect Transfer Allocation”).

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(c)           An Investor Member may exercise its Tag-Along Right by delivering a written notice (a “Tag-Along Election Notice”) of its election to do so within twenty (20) Business Days following its receipt of a Tag-Along Offer Notice (the “Tag-Along Offer Period”). An Investor Member that has delivered a Tag-Along Offer Notice within the Tag-Along Offer Period shall be termed a “Tag-Along Investor.” The Tag-Along Election Notice shall specify the number of Units such Tag-Along Investor desires to Transfer and specify whether the Tag-Along Investor disagrees with the Indirect Transfer Allocation (if applicable), in which case the procedure set forth in Section 11.6(h) shall apply. Cinergy Seller shall procure that the Third-Party Purchaser purchases such Tag-Along Investor’s Tag-Along Portion in addition to the Units proposed to be Transferred by the Cinergy Seller to the Third-Party Purchaser; provided, that if the Third-Party Purchaser is unwilling to acquire such aggregate number of Units, the number of Units to be sold by the Tag-Along Investor(s) and the Cinergy Seller shall be reduced pro rata. For purposes of this Section 11.6, “Tag-Along Portion” means, with respect to each Tag-Along Investor, the total number of Units held by the Tag-Along Investor multiplied by a fraction, the numerator of which is the total number of Units proposed to be transferred to the Third-Party Purchaser by the Cinergy Seller and the denominator of which is the total number of Units held by the Cinergy Seller, in each case, determined on the date of the Tag-Along Election Notice.

(d)           If an Investor Member fails to deliver a Tag-Along Election Notice within the Tag-Along Offer Period, such Investor Member shall be deemed to have waived its Tag-Along Right with respect to such Transfer, and the Cinergy Seller may make the proposed Transfer without any further obligation to such Investor Member; provided that (i) such Transfer must be effected at a price per Unit that is no greater than the price per Unit set forth in the Tag-Along Offer Notice and on terms and conditions that are no more favorable, in the aggregate, to the Cinergy Seller than the terms and conditions set forth in the Tag-Along Offer Notice and (ii) such Transfer must be consummated within the Regulatory Approval Period. If such Transfer shall not have been consummated during the Regulatory Approval Period, all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to the Units owned by the Members shall again be in effect and the Cinergy Seller shall be required to again deliver a Tag-Along Offer Notice and the Cinergy Seller and the Investor Members shall comply with the provisions of this Section 11.6.

(e)           The closing of any Transfer by the Tag-Along Investor(s) shall take place simultaneously with the closing of the Tag-Along Sale by the Cinergy Seller. The parties shall cooperate with, and provide reasonable assistance to, the Cinergy Seller and each Investor Member participating in the Tag-Along Sale in connection with obtaining or making any necessary consents, approvals, filings and notices from governmental authorities to consummate a Transfer contemplated by this Section 11.6.

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(f)            In the event that an Investor Member exercises its Tag-Along Right pursuant to this Section 11.6, such Investor Member shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including making the Investor Representations and entering into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; provided, that (i) the liability of each of the Cinergy Seller and each Tag-Along Investor shall be several and not joint and several, (ii) the maximum liability of each Tag-Along Investor to provide for its pro rata share of the indemnification by the Company shall be capped at the portion of the purchase price received by such Tag-Along Investor, as applicable, in such Transfer, (iii) no Tag-Along Investor shall be subject to any non-competition covenants or non-solicitation covenants (other than customary non-solicitation of senior employees with carve-outs for general solicitations and any hiring therefrom), (iv) no Tag-Along Investor shall be subject to liability in excess of its pro rata share of the liability except with respect to Investor Representations, and (v) no Tag-Along Investor will be required to make any representations and warranties in connection with such Transfer, other than the Investor Representations.

(g)           In the event that a Tag-Along Election Notice is delivered, then the Cinergy Seller and the Tag-Along Investors shall pay their respective pro rata share (based on the number of Units to be Transferred) of expenses reasonably incurred by them in connection with a consummated Transfer of Units pursuant to the Tag-Along Right and only to the extent such expenses were incurred in connection with the Transfer of Units and not otherwise paid by the Company or the Third-Party Purchaser; provided, that in connection with any Tag-Along Election Notice involving a Cinergy Change of Control, only expenses directly associated with the sale of the Company and its Subsidiaries shall be included (and not any expenses associated with the sale of any other entity).

(h)           If any Tag-Along Investor has notified Cinergy Seller in its Tag-Along Election Notice that it disagrees with the Indirect Transfer Allocation (such notice, an “Indirect Transfer Allocation Objection Notice”), then such Tag-Along Investor and Cinergy Seller will use commercially reasonable efforts to resolve the disputed matter(s) within the fifteen- (15-) day period following the delivery of the Indirect Transfer Allocation Objection Notice. If, at the end of the fifteen- (15-) day resolution period, such Tag-Along Investor and Cinergy Seller are unable to resolve any disagreement between them with respect to the Indirect Transfer Allocation, then Cinergy and New Investor shall each select a nationally recognized independent valuation firm (the “Valuation Expert”) and the two Valuation Experts shall mutually agree upon a final Valuation Expert to resolve the Indirect Transfer Allocation. Each party will deliver simultaneously to the Valuation Expert (A) the Indirect Transfer Allocation, the Indirect Transfer Allocation Objection Notice and other information relating to the disputed matter(s) as the Valuation Expert may request and (B) such party’s proposed resolution of the disputed matter(s) and any materials it wishes to present to justify the resolution it so presents. Such Tag-Along Investor and Cinergy Seller will each be afforded the opportunity to discuss the disputed matter(s) with the Valuation Expert, and each party will receive copies of all information provided to the Valuation Expert by the other party. The Valuation Expert, acting as an expert and not as an arbitrator, will have fifteen (15) days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Valuation Expert’s determination of the prevailing party in any such disputed matter) which determination will be final and binding upon such Tag-Along Investor and Cinergy Seller. In rendering its decision, the Valuation Expert shall determine which of the positions of the Tag-Along Investor or the Cinergy Seller submitted to the Valuation Expert is, in the aggregate, more accurate (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, based on such determination, adopt either the position of the Tag-Along Investor or the position of the Cinergy Seller with respect to the Indirect Transfer Allocation. Any fees and expenses of the Valuation Expert incurred in resolving the disputed matter(s) will be borne by the party whose positions were not adopted by the Valuation Expert. Notwithstanding the procedures set forth herein, in no event shall the delivery of the Indirect Transfer Allocation Objection Notice and the procedures that follow interfere with or delay entry into the agreement with respect to or consummation of the Transfer, so long as (i) the agreement providing for the consummation of such Transfer provides that if within five (5) Business Days following the determination of the Indirect Transfer Allocation, the Tag-Along Investor provides notice to Cinergy that it does not wish to proceed with the Transfer of its Units, the Tag-Along Investor’s Tag-Along Election Notice shall be deemed rescinded and the Investor shall not be required to consummate the Transfer and (ii) to the extent the Tag-Along Investor does wish to proceed with the Transfer of its Units following the determination of the Indirect Transfer Allocation, adequate assurance of the payment of the consideration payable in such Transfer is provided to the Tag-Along Investor.

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Section 11.7          Change of Control. Subject to Section 11.2, in the event that Cinergy or any Affiliate of Cinergy or an Investor Member or any Affiliate of an Investor Member desires to effect any transaction, or series of related transactions that would result in a Cinergy Change of Control or an Investor Member Change of Control, as applicable, then the provisions of Section 11.3, Section 11.4, Section 11.5, Section 11.6 and Section 11.8 shall apply equally to such indirect Transfer of Units as if the Units held by Cinergy, in the event of a Cinergy Change of Control, or the Investor Member, in the event of an Investor Member Change of Control, were being transferred directly by such Member pursuant to such provisions (except to the extent such provisions provide otherwise); provided, however, that (a) Section 11.4 shall not apply with respect to a Cinergy Change of Control; and (b) Section 11.3 shall not apply with respect to a Cinergy Change of Control in circumstances where, with respect to (b) only: (i) New Investor has a Tag-Along Right in accordance with Section 11.6 with respect to such Cinergy Change of Control and (ii) if New Investor exercised its Tag-Along Right with respect to such Cinergy Change of Control under Section 11.6, New Investor would receive the Threshold Return on each Unit transferred by New Investor in such transaction. “Threshold Return” means a cash-on-cash return in an amount equal to at least 1.3 times the aggregate amount of cash invested or contributed by New Investor in respect of such Unit.

Section 11.8          Other Prohibited Transfers.

(a)           Notwithstanding anything herein to the contrary, no Member shall directly or indirectly Transfer any Units (i) to any Prohibited Transferee or (ii) to the extent such Transfer would result in a violation of any Law.

(b)           Notwithstanding anything herein to the contrary, (i) the Investor Member shall not Transfer any Units to any Person (or its successors) set forth on Exhibit B or any Person known by the transferring Member to be an Affiliate thereof and (ii) solely in the event of a Transfer of a percentage of outstanding Units less than New Investor’s Company Percentage Interest at the time of such Transfer, Cinergy, shall not Transfer any Units to any Person (or its successors) set forth on Exhibit B or any Person known by the transferring Member to be an Affiliate thereof. Exhibit B may be updated by Cinergy one time within the thirty- (30-) day period immediately prior to January 1st each year (with an effectiveness of the next occurring January 1st); provided, however, that no such update shall be effective if (and only to the extent that) (i) it would list on Exhibit B the name of (x) any Person that is a sovereign wealth fund, pension fund or infrastructure fund or (y) any proposed transferee (or Affiliate of such proposed transferee) previously notified by an Investor Member to Cinergy or the Company within the prior ninety (90) days (for the avoidance of doubt, notice of only one such proposed transferee may be provided by an Investor Member during any ninety- (90-) day period), (ii) it would result in more than fourteen (14) Persons being listed on Exhibit B or (iii) if it occurs during the twelve (12) months immediately following such time as any Investor Member notifies the Company in good faith that it has commenced a process to Transfer its Units or during the period from and after the time that any Investor Member notifies the Company that it has entered into a definitive agreement to Transfer its Units until the earlier of (A) the closing of the transactions contemplated by such definitive agreement or (B) the termination of such definitive agreement; provided, that, with respect to clause (iii), Cinergy shall have the right to update Exhibit B immediately following the expiration of such twelve- (12-) month period with an effectiveness of the first date of the next occurring month.

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(c)           Whenever contractual, regulatory or governmental approval is required to effect a direct or indirect Transfer that would otherwise be permitted hereunder, the parties agree to use commercially reasonable efforts to proactively obtain such approval.

Section 11.9          Binding Effect on Transferees. Transfers of Units shall be made by a Member by surrender of the certificate or certificates representing such Units, properly endorsed or accompanied by proper instruments of transfer. Notwithstanding anything herein to the contrary, prior to the Transfer by a Member of Units (or any other securities exercisable, exchangeable or convertible into Units) to any Person (including an Affiliate), other than a Transfer of all outstanding Units of the Company, the transferring Member shall cause the transferee to execute and deliver such documents as may be necessary to make such Person a party hereto and pursuant to which such Person executes a counterpart to this Agreement in which it agrees to be bound by all of its terms to the same extent as the transferring Member effective on the date of the Transfer of the Units, whereupon the transferee shall be admitted as a Member of the Company. In the event that a Member Transfers less than all of its Units to a Third-Party Purchaser in accordance with this Article XI, the Members and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect the addition of such Member.

Section 11.10        Consent to Pledges.

(a)           Notwithstanding anything to the contrary herein or in any agreements, documents or instruments executed in connection herewith (collectively, the “LLC Documents”), each Member hereby agrees and consents for all purposes under this Agreement (including this Article XI) and any other LLC Document to the following:

(i)             The pledge of the entirety or any portion of Units (“Pledged Interests”) owned by New Investor or any of its Affiliates (“Pledge Parties”) to any Secured Parties as collateral security for any Secured Obligations, which Pledged Interests shall be subject to the rights of such Secured Parties (or other Person upon a foreclosure, sale or other transfer as permitted under any collateral documentation governing or pertaining to such pledge), and the Pledge Parties or any of them intend that they shall make a fully effective, valid and enforceable grant to such Secured Parties of a security interest in all of such Pledge Parties’ right, title and interest in and to the Pledged Interests, whether arising under or in connection with the Certificate of Formation, this Agreement, the Act or otherwise, including: (x) all of such Pledge Parties’ right to participate in profits, losses and distributions under this Agreement, their Units, the LLC Documents and the Act including redemptions, liquidating payments, distributions, returns of capital, interest, withdrawals and all other payments (collectively, the “Economic Rights”); (y) all of such Pledge Parties’ rights and powers as Members under applicable Law and this Agreement and any other LLC Document, including rights to designate members of the Board, to approve Major Decisions, to exercise all other voting and other consent rights under this Agreement, the LLC Documents and the Act and to participate in the operation or management of the business and affairs of the Company (collectively, the “Approval Rights”); and (z) all of such Pledge Parties’ “limited liability company interest” under the Act and their respective ownership interest, including their respective status as a “Member” (and the right to be admitted as a “Member”) under this Agreement, the LLC Documents and the Act including the rights to Transfer or require the Transfer of any their respective Units (the “Ownership Interests”);

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(ii)            The execution and delivery of a transfer power to such Secured Parties, a form of which is attached hereto as Exhibit D; and

(iii)           The execution and filing of UCC filings, and/or all such other documents, registration, recordings and financing statements as are necessary or appropriate for such Secured Parties to perfect their rights pursuant to such collateral documents.

(b)           Notwithstanding any other provision of this Agreement, without any further consent or action of any Person, at any time on and after a notice from any Secured Parties or any Person acquiring the rights of such Secured Parties, pursuant to the exercise by such Secured Parties or such other Person of their rights as a secured party under the Uniform Commercial Code or other applicable Law, such Secured Parties or Person acquiring the rights of such Secured Parties shall have the right, power and authority to: (i) exercise the Approval Rights in their own name or in the name of the applicable Pledge Parties as attorney-in-fact, and the applicable Pledge Parties shall not have the right to exercise the Approval Rights, except with the prior written consent of such Secured Parties, (ii) replace the applicable Pledge Parties as a member of the Company, and upon execution of a counterpart to this Agreement (and without the necessity of compliance with any other provisions set forth herein relating to substitution of members) be deemed admitted as a “Member” of the Company immediately before New Investor or such Affiliate thereof ceases to be a Member; provided, that, in no event shall such Secured Parties or any such other Person be deemed to have assumed any liability of the applicable Pledge Parties arising prior to such admission as a substitute member of the Company by virtue of such admission; and (iii) otherwise succeed to all of the Economic Rights, Approval Rights, Ownership Interests and other rights of the applicable Pledge Parties with respect to its Units.

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ARTICLE XII

REPRESENTATIONS AND WARRANTIES

Section 12.1          Member Representations and Warranties. Each Member hereby represents and warrants, severally and not jointly, to the Company and to the other Member as follows:

(a)           The Member possesses all requisite capacity, power and authority necessary to enter into this Agreement and to carry out the terms and provisions hereof and the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement, and the performance by the Member of its obligations hereunder, have been duly authorized by the Board of Directors or other similar governing body of the Member and upon due authorization, execution and delivery by the other parties, will constitute the valid and legally binding agreement of the Member, enforceable in accordance with its terms against the Member, except as enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (ii) the rules governing availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)           The execution, delivery and performance of this Agreement by the Member does not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, lease or other agreement, license, permit, franchise or certificate, to which the Member is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate the Organizational Documents of the Member, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Member is subject.

(d)           The Member understands that the Units have not been, and any New Units issued pursuant to this Agreement will not be (unless otherwise agreed by the parties), registered under the Securities Act and, if and to the extent the Securities Act applies, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and pursuant to registration or qualification (or exemption therefrom) under applicable state securities laws. The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the Company and the merits and risks of an investment in the Units, and the Member has the ability to bear the economic risk of its investment in the Units. The Member has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of, and other matters pertaining to, this investment, and has had access to such financial and other information concerning the Company as it has considered necessary to make a decision to invest in the Company and has availed itself of this opportunity to the full extent desired. Notwithstanding the foregoing, nothing herein shall affect the representations and warranties of the Company or Cinergy in the Investment Agreement.

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ARTICLE XIII

SUPPORT PAYMENTS

Section 13.1          Distribution Shortfall. Except to the extent that any Distribution Shortfall (defined below) is attributable to the Company’s and its Subsidiaries’ compliance with an Applicable Overriding Law, in the event that the Company fails, for any quarter, to make a distribution to the Members of Distributable Cash in an amount not less than thirty percent (30%) of the net income of the Company and its Subsidiaries for such quarter (the “Threshold Amount”) within the ten- (10-) day period following the Distribution Date (a “Distribution Shortfall”), then Cinergy shall pay to New Investor, on an After-Tax Basis, an amount equal to (a) (i) the Threshold Amount less (ii) the amount of Distributable Cash actually distributed by the Company to the Members for such quarter, multiplied by (b) New Investor’s respective Company Percentage Interest. To the extent Cinergy does not withhold Tax on a payment to New Investor pursuant to this Section 13.1 and Tax is imposed on New Investor in respect of such payment, Cinergy shall indemnify New Investor for any Tax so imposed. Such payment shall be made within five (5) Business Days of the end of the ten- (10-) day period by wire transfer of immediately available funds to the account or accounts that New Investor shall designate to Cinergy at least five (5) Business Days prior to such closing. For the avoidance of doubt, any payment required to be made by Cinergy pursuant to this Section 13.1 shall not affect New Investor’s right to (or the amount of) future distributions made by the Company. Notwithstanding anything to the contrary in this Agreement, Cinergy shall not have the right to assign its obligations under this Section 13.1, whether in connection with a Transfer of Units made pursuant to Section 11.2 or otherwise, unless (i) such assignment is to a Wholly-Owned Affiliate of Cinergy, and (ii) New Investor is satisfied in its reasonable discretion that such Wholly-Owned Affiliate of Cinergy (or, if applicable, other provider of credit support in connection with such assignment) has sufficient financial wherewithal and creditworthiness to make the support payments pursuant to Section 13.1.

ARTICLE XIV

MISCELLANEOUS

Section 14.1          Entire Agreement. This Agreement and the Investment Agreement constitute the entire agreement and understanding of the parties in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the parties hereto with respect to such subject matter.

Section 14.2          Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

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Section 14.3          Specific Performance. The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, all in accordance with Section 14.11. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other undertaking or security in connection therewith. Each party further agrees that (a) by seeking any remedy provided in this Section 14.3, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement and (b) nothing contained in this Section 14.3 shall require any party to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 14.3 prior to exercising any other right under this Agreement.

Section 14.4          Notices. All notices, requests, consents and other communications under this Agreement must be in writing and shall be deemed to have been duly given and effective (a) immediately if delivered before 5:30 p.m. (Eastern Time) on a Business Day (or, if not delivered or sent on or before 5:30 p.m. (Eastern Time) on a Business Day, the next Business Day) if delivered or sent and received by electronic mail and if hard copy is delivered by overnight delivery service the next Business Day (provided that, with respect to delivery to New Investor, overnight delivery service only will be provided to the New York address listed below), (b) on the date of delivery (or, if not delivered on a Business Day, the next Business Day) if by hand delivery or by a nationally recognized overnight delivery service (all fees prepaid). All notices shall be delivered to the following addresses, or such other addresses as may hereafter be designated in writing by such party to the other parties:

(a)           If to New Investor:

Epsom Investment Pte. Ltd.

c/o GIC Pte Ltd

168 Robinson Road

#37-01 Capital Tower

Singapore, 068912

Attention: Goh Siang

Email: gohsiang@gic.com.sg

and

Epsom Investment Pte. Ltd.
c/o GIC Private Equity & Infrastructure

9th Floor

280 Park Avenue

New York, New York 10017

Attention: Alex Greenbaum; Saumil Agrawal

Email: alexgreenbaum@gic.com.sg; saumilagrawal@gic.com.sg

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With a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Asi Kirmayer

Email: akirmayer@sidley.com

(b)           If to Cinergy:

Cinergy Corp.

c/o Duke Energy Corporation

550 S. Tryon Street, DEC45A

Charlotte, NC  28202

Attention: Greer Mendelow

Email: greer.mendelow@duke-energy.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Attention: Pankaj Sinha

Email: psinha@skadden.com

(c)           If to the Company:

Duke Energy Indiana Holdco, LLC

1000 East Main Street

Plainfield, Indiana 46168

Attention: Beth Heneghan

Email: beth.heneghan@duke-energy.com

With copies (which shall not constitute notice) to:

Duke Energy Corporation

550 S. Tryon Street, DEC45A

Charlotte, NC  28202

Attention: Greer Mendelow

Email: greer.mendelow@duke-energy.com

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Attention: Pankaj Sinha

Email: psinha@skadden.com

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Section 14.5          Assignment; Third-Party Beneficiaries. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties. No Member, nor the Company, shall purport to assign or Transfer all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement and except as provided in Section 6.12. The Eligible Persons shall be express, intended third-party beneficiaries of Article X and this Section 14.5, and the Secured Parties shall be express, intended third-party beneficiaries of Section 3.2(d), Section 3.3, Section 11.2(b), Section 11.10, Section 14.2, this Section 14.5 and Section 14.11. Except for the Eligible Persons and the Secured Parties, this Agreement is not intended to confer any rights or remedies hereunder upon any other Person except the parties, it being for the exclusive benefit of the parties and their respective successors and permitted assigns. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 14.6          Waiver. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in an instrument in writing specifically referring to this Agreement and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The rights and remedies of the parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.

Section 14.7          Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 14.8          Amendment. This Agreement may be amended, modified or supplemented, (a) with respect to Section 3.2(d), Section 3.3, Section 11.2(b), Section 11.10, Section 14.2, Section 14.5 and Section 14.11, only by written agreement (referring specifically to this Agreement) signed by or on behalf of (i) all Members whose approval is required pursuant to Section 7.1(e) and Section 7.1(f) and (ii) if such amendment, modification or supplement is adverse in any respect to any Secured Parties, such Secured Parties, or (b) with respect to any other terms contained in this Agreement, only by written agreement (referring specifically to this Agreement) signed by or on behalf of all Members whose approval is required pursuant to Section 7.1(e) and Section 7.1(f). Any amendment or revision to Schedule A hereto or to the Company’s records that is made solely to reflect information regarding Members shall not be considered an amendment to this Agreement and shall not require any Board or Member approval.

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Section 14.9          Termination. This Agreement shall terminate upon the earlier of (i) the unanimous consent of the Members or (ii) a Dissolution Event.

Section 14.10        Confidential Information.

(a)           General. The Company and each Member shall, and shall cause their respective Affiliates and Representatives to, keep confidential any information which it may have or acquire before or after the date of this Agreement, including any information acquired pursuant to Section 8.1 and Section 8.2, concerning the Company and its assets, business, operations, affairs, financial condition or prospects or concerning another Member or this Agreement (such information, “Confidential Information”).

(b)          Non-Disclosure. Neither the Company nor any Member shall use any Confidential Information in any manner detrimental to the Company or any Member, nor shall any of them disclose, publish or make accessible, directly or indirectly, any Confidential Information to any Person. In addition, the Company and each Member shall exercise all reasonable efforts to prevent any other Person from gaining access to such Confidential Information and take such protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information; provided, that nothing in this Agreement shall be construed as requiring New Investor or any of its Affiliates to institute or participate in any legal action, suit or proceeding with respect to this second sentence of Section 14.10(b) (it being understood that the foregoing is not intended to prohibit a legal action, suit or proceeding brought by the Company or a Member in good faith against New Investor directly with respect to New Investor’s breach of this Agreement).

(c)           Exceptions. Notwithstanding Section 14.10(a) and Section 14.10(b), the Company and each Member may disclose Confidential Information:

(i)             to any Representative of the Company or such Member; provided that such Representative has a need to know and has been informed of the confidential nature of the information pursuant to Section 14.10(d);

(ii)            to the extent required by (A) any applicable Law, rule or regulation of any governmental authority or regulatory agency (including any rule or regulation of the Securities and Exchange Commission), (B) any stock exchange rule or regulation or (C) any binding judgment, order or requirement of any court or other governmental authority of competent jurisdiction; provided that the Company or such Member, as the case may be, has delivered written notice to and consulted, to the extent practicable, with the other parties prior to disclosure of such Confidential Information;

(iii)           to any prospective purchaser of Units, or of any other interest in the Company and the advisers and financiers of any such Person; provided that confidentiality undertakings are obtained that are no less restrictive than those set forth in this Section 14.10;

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(iv)           to the extent necessary for the performance of the Investment Agreement or any exercise by a party of its rights thereunder or hereunder; or

(v)            to the extent such Confidential Information becomes available within the public domain (otherwise than as a result of a breach of this Section 14.10).

(d)           Representatives Bound. Each party shall inform any Representative to whom it provides Confidential Information that such information is confidential and shall instruct them (i) to keep such Confidential Information confidential and (ii) not to disclose it to any Third Party (other than those Persons to whom such Confidential Information has already been disclosed in accordance with the terms of this Agreement). The disclosing party shall be responsible for any breach of this Section 14.10 by the Person to whom the Confidential Information is disclosed.

(e)           Survival. Notwithstanding anything herein to the contrary, the provisions of this Section 14.10 shall survive the termination of this Agreement for a period of three (3) years and, with respect to each Member, shall survive for a period of three (3) years following the date on which such Member is no longer a Member. The provisions of this Section 14.10 shall supersede the provisions of any non-disclosure agreements entered into by the Company (or its Affiliates) and any of the Members (or their respective Affiliates) with respect to the transactions contemplated hereby prior to the date hereof.

(f)           Other. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require New Investor to provide any confidential information with respect to itself or its Affiliates; provided, however, that if and to the extent such information is required to be provided by a Governmental Authority under applicable Law in order for New Investor to comply with its obligations hereunder but is not provided by New Investor, New Investor shall enter into good faith discussions with the Company and the relevant Governmental Authority to, and use its reasonable efforts to, provide other information, within the constraints imposed on GIC Private Limited and its Affiliates by applicable Law, organizational documents, existing internal policies and past practices, that attempts in good faith to address the topic(s) of inquiry then being made by such Governmental Authority.

Section 14.11        Dispute Resolution.

(a)           Except as otherwise provided by this Agreement, any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof (which breach or alleged breach by a party remains uncured within ten (10) Business Days after receipt of written notice thereof from another party) or the validity or termination hereof (a “Dispute”) shall first be settled as far as possible by negotiations between the parties to the Dispute, in the form of meetings between senior-management level representatives of such parties, upon the written request by any such party to the other parties to the Dispute.

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(b)           If the parties to the Dispute are unable for any reason to resolve a Dispute within thirty (30) days after receipt by any party of written notice of a Dispute, then any party may submit the Dispute to arbitration to be finally and exclusively resolved under the Arbitration Rules of the International Chamber of Commerce as currently in effect (the “Rules”), except as modified herein. There shall be three (3) arbitrators. If there are two (2) parties to the Dispute, each of the parties to the Dispute shall nominate one (1) arbitrator in accordance with the Rules. If there are more than two (2) parties to the Dispute, the arbitrators shall be nominated in accordance with the Rules; provided, however, that any party and its Affiliates shall be entitled to nominate only one (1) such arbitrator. The arbitrators so nominated, once confirmed by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”), shall nominate an additional arbitrator to serve as chairman, such nomination to be made within fifteen (15) days of the confirmation by the ICC Court of the second arbitrator. If the initial arbitrators shall fail to nominate an additional arbitrator within such fifteen- (15-) day period, such additional arbitrator shall be appointed by the ICC Court. The arbitrators shall be required to submit a written statement of their findings and conclusions. Except as otherwise agreed by the parties to such Dispute, exclusive venue of arbitration shall be New York, New York, and the language of the arbitration shall be English and each of the parties hereby submits to the non-exclusive jurisdiction of the state and federal courts located in New York, New York, for preliminary relief in aid of arbitration and for the enforcement of any arbitral award. By agreeing to arbitration, the parties do not intend to deprive any national court of its jurisdiction to issue any pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings.

(c)           None of the parties or the arbitrators shall select any arbitrator for the arbitral tribunal who has any interest in the Dispute or who has, or within the immediately preceding three (3) years has had, any material economic or other material relationship with any party to the Dispute (it being agreed that, with respect to any arbitrator who does not have a current interest in the Dispute, a certification by such arbitrator as to such arbitrator’s lack of knowledge of any such material economic or other material relationship with a party to the Dispute shall be sufficient to establish the foregoing).

(d)           The arbitrators shall not have the right to award special, treble, multiple or punitive damages. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur. The arbitration award shall be decided by majority opinion and issued in writing in the English language and shall state the reasons upon which it is based. It may be made public only with the consent of each participating party or as may be required by law or regulatory authority or as necessary for enforcement of such award. The arbitrators shall allocate the fees and costs of the arbitration. The losing party(ies) shall pay the prevailing party(ies)’ attorney’s fees and costs and the costs associated with the arbitration, including the expert fees and costs and the arbitrators’ fees and costs borne by the prevailing party(ies), all as determined by the arbitrators. Each party shall bear its own fees and costs until the arbitrators determine which, if any, party is the prevailing party(ies) and the amount that is due to such prevailing party(ies). For the avoidance of doubt, the law applicable to the merits of the arbitration shall be the laws of the State of Delaware.

(e)           The award rendered by the arbitrators shall be final and binding on the participating parties and, subject to the other terms and provisions hereof, shall be the sole and exclusive remedy between and among the participating parties regarding any Dispute presented to the arbitral tribunal. The parties shall request that the award be issued no later than one hundred twenty (120) days from the signing or ratification of the Terms of Reference (as defined in the Rules) or as soon thereafter as practicable. The award shall be paid within thirty (30) days after the date it is issued and shall be paid in U.S. Dollars in immediately available funds, free and clear of any liens, Taxes or other deductions. A judgment confirming or enforcing such award may be rendered by any court of competent jurisdiction.

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(f)            The arbitration shall be confidential. No party may disclose the fact of the arbitration, any award relating thereto or any settlement relating to any Dispute without the prior consent of the other party(ies); provided that such matters may be disclosed without the prior consent of the other party(ies) to lenders, auditors, Tax or other governmental authority or as may be required by law or regulatory authorities or as necessary to enforce any award.

(g)            Notwithstanding the existence of any Dispute, the parties shall continue to perform their respective obligations under this Agreement unless the parties otherwise mutually agree in writing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall it, prevent the parties from seeking temporary injunctive relief at any time as may be available under law or in equity to preserve its rights pending the outcome of any arbitration. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The parties agree that any issue regarding the arbitrability of any claims or disputes arising under, relating to or in connection with this Agreement is an issue solely for the arbitrators, not a court, to decide.

(h)            THE PARTIES HEREBY EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY OR OTHERWISE ON ANY CLAIM, CAUSE OF ACTION, SUIT OR PROCEEDING PERMITTED UNDER THIS SECTION 14.11. THE PROVISIONS OF THIS AGREEMENT RELATING TO WAIVER OF TRIAL BY JURY SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

Section 14.12      Limitations on Liability. No Member shall be liable to the other Member for any special, treble or punitive damages.

Section 14.13      Valuation. Upon request by any Investor 4.9% Member, within five (5) Business Days after receiving written notice of the Company’s or the Board’s determination in connection with any determination of Fair Market Value of Units or other assets under this Agreement, the Company shall select a nationally recognized independent valuation firm with no existing or prior business or personal relationship with the Cinergy Designees, Cinergy, Duke or its Affiliates in the five- (5-) year period immediately preceding the date of engagement pursuant to this Section 14.13 (the “Independent Evaluator”) to determine such Fair Market Value. Each of the Company and New Investor shall submit their view of the Fair Market Value of the Units to the Independent Evaluator, and each party will receive copies of all information provided to the Independent Evaluator by the other party. The final Independent Evaluator’s determination of the Fair Market Value of such Units or assets shall be set forth in a detailed written report addressed to the Company and New Investor within thirty (30) days of the Company’s selection of such Independent Evaluator and such determination shall be final, conclusive and binding. In rendering its decision, the Independent Evaluator shall determine which of the positions of the Company and New Investor submitted to the Independent Evaluator is, in the aggregate, more accurate (which report shall include a worksheet setting forth the material calculations used in arriving at such determination), and, based on such determination, adopt either the Fair Market Value determined by the Company or New Investor. Any fees and expenses of the Independent Evaluator incurred in resolving the disputed matter(s) will be borne by the party whose positions were not adopted by the Independent Evaluator.

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Section 14.14      Waiver of Sovereign Immunity. Each Member agrees that the execution, delivery and performance by it of this Agreement constitutes private and commercial acts done for private and commercial purposes. As such, each Member consents to any relief and the issue of any process in any proceeding related to this Agreement, including any proceeding to enforce or execute upon a judgment or award arising out of or related to this Agreement; and, in any proceeding related to this Agreement, each party also waives and agrees not to plead any immunity that it, or its property or assets (irrespective of their use or intended use), has or may hereafter acquire by virtue of its relationship with, or possible congruence with, any sovereign or sovereign entity, or sovereign’s agents, representatives, employees or other individuals (such as immunity from service of process, immunity from the jurisdiction of any court or immunity from order or attachment of a court), including, for the avoidance of doubt, prejudgment attachment. For the purposes of this provision, “assets” shall be taken as excluding “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed at Vienna, April 18, 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, and military property or military assets or property of such party.

Section 14.15      Further Actions; Cooperation. Each of the parties agrees to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable in connection with the transactions contemplated by this Agreement.

Section 14.16      Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one (1) and the same Agreement. The parties hereto hereby agree that this Agreement may be executed by way of electronic signatures and that the electronic signature has the same binding effect as a physical signature. For the avoidance of doubt, the parties further agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record.

Section 14.17      Time of Essence. The parties agree that time is and will be of the essence of this Agreement in all respects.

Section 14.18      Costs and Expenses. Except as otherwise expressly provided herein or in the Investment Agreement, all legal and accounting costs, charges and expenses (including Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. Notwithstanding the foregoing, should any litigation be commenced between the parties or their Representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and other litigation costs incurred by reason of such litigation.

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Section 14.19      Public Announcements.

(a)            No public announcement or press release in connection with the execution of this Agreement shall be made or issued by or on behalf of any party without the prior written approval of all of the Members, which approval shall not be unreasonably withheld or delayed.

(b)            Notwithstanding Section 14.19(a), if a party is required to make or issue any announcement required by Law or the rules of any stock exchange to which the disclosing party is subject or by any Governmental Authority, including any such publicity, public statement or announcement described in Section 14.19(c), the disclosing party shall give the other parties reasonable opportunity to comment on such announcement or release before it is made or issued (provided that opportunity to comment shall not have the effect of preventing the party making the announcement or release from complying with its disclosure obligations).

(c)            Notwithstanding anything to the contrary in this Agreement (except Section 14.19(b)), no party (other than New Investor) shall issue any press release or similar publicity, make any public statement or announcement or deliver any marketing materials relating to New Investor’s direct or indirect investment in the Company, in each case, that includes the name “GIC,” any trademark, trade name or service mark of New Investor or its Affiliates, information describing New Investor or its Affiliates or its business or market position or any other reference, in each case, that could reasonably be expected to otherwise be used to identify New Investor or its Affiliates without obtaining New Investor’s prior written consent, which consent shall not be unreasonably withheld.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COMPANY:

DUKE ENERGY INDIANA HOLDCO, LLC

By:	/s/ Stan Pinegar
Name: Stan Pinegar
Title: State President – Indiana

[Signature Page to DEIH LLCA]

NEW INVESTOR:

EPSOM INVESTMENT PTE. LTD.

By:	/s/ Alex Greenbaum
Name: Alex Greenbaum
Title: Authorized Signatory

[Signature Page to DEIH LLCA]

CINERGY:

CINERGY CORP.

By:	/s/ Karl W. Newlin
Name:Karl W. Newlin
Title:Treasurer

[Signature Page to DEIH LLCA]

EXHIBIT A
DEFINED TERMS

“ACC Deadline” has the meaning set forth in Section 4.2(g).

“ACC Units” has the meaning set forth in Section 4.2(a).

“Acceptable New Qualifying Core Assets” means Qualifying Core Assets on which the Company reasonably expects to earn a return through rates approved by IURC in an amount that is no less than the Company’s then-awarded authorized rate of return.

“Acceptance Notice” has the meaning set forth in Section 11.4(b).

“Acceptance Period” has the meaning set forth in Section 11.4(b).

“Act” has the meaning set forth in the Recitals to this Agreement.

“Additional Capital Contribution” has the meaning set forth in Section 4.2(a).

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person. Notwithstanding the foregoing, for purposes of this Agreement, (a) none of the Members nor their Affiliates, by virtue of being a member of the Company or a party, shall be considered an Affiliate of the other Member or the other Member’s Affiliates, (b) no Investor Member, by virtue of being a member of the Company or a party, shall be considered an Affiliate of the Company or any of its Subsidiaries and (c) no Person other than any entity managed or advised by the infrastructure group of GIC Special Investments Pte. Ltd. shall be deemed an Affiliate of New Investor for purposes of Section 3.6(b). The term “Affiliated” has the correlative meaning.

“Affiliate Transaction” has the meaning set forth in Section 7.1(a).

“After-Tax Basis” means, with respect to any payment to be actually or constructively received by any Government Investor Member, the amount of the payment increased so that, after deduction or withholding of the amount of all U.S. federal withholding taxes required to be so deducted or withheld from such payment under applicable Law (including such deductions and withholdings applicable to additional sums payable under this definition), such increased payment is equal to the amount otherwise required to be paid.

“Agreement” shall mean the Limited Liability Company Operating Agreement of the Company, as amended and restated from time to time.

“Applicable Overriding Law” means any Law generally applicable to all electrical utilities in the state of Indiana, or to the extent not generally applicable to all electrical utilities, that was not enacted, promulgated, issued or otherwise made effective as a result of any action by the Company, Cinergy or its respective Affiliates; provided that in the case of any Law consisting of an order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter ruling of a Governmental Authority the same shall have become final, binding and unappealable.

Exhibit A-1

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. The term “Beneficial Owner” and “Beneficially Owned” have the correlative meaning.

“Board” has the meaning set forth in Section 6.1(a).

“Board Observer” has the meaning set forth in Section 6.4.

“Business Day” means a day other than a Saturday or Sunday or any other day on which banks are required to be closed or are authorized to close in Singapore or New York, New York.

“Capital Call” has the meaning set forth in Section 4.2(b).

“Capital Contribution” means, with respect to any Member, the amount of money and the Fair Market Value of any property contributed to the Company with respect to the Membership Interests in the Company held or purchased by such Member.

“Certificate of Formation” has the meaning set forth in the Recitals to this Agreement.

“Chairman” has the meaning set forth in Section 6.5.

“Cinergy” has the meaning set forth in the Preamble to this Agreement.

“Cinergy Change of Control” means the consummation of any transaction or series of related transactions pursuant to which (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than Duke or an Affiliate of Duke is or becomes the Beneficial Owner of any of 50% or more of the total voting power of Cinergy, (ii) Duke no longer directly or indirectly owns 50% or more of the total voting power of Cinergy (or its successor or transferee), or (iii) Duke no longer has the direct or indirect ability to appoint a majority of the board of directors of the Company or control a majority of the voting power on the Board; provided, however, that a Duke Change of Control shall not constitute a Cinergy Change of Control.

“Cinergy Holders” means Cinergy and any of its Affiliates that own Units.

“Cinergy Seller” has the meaning set forth in Section 11.6(a).

“Class” means the type of Membership Interest: (i) Common Units or (ii) any other class of Membership Interests created by the Board pursuant to Section 3.3(ii).

Exhibit A-2

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Common Member” means a holder of Common Units.

“Common Units” means Units of the Company designated on the date of issuance as “Common Units” on Schedule A representing a limited liability interest in the Company having the rights, preferences and privileges applicable to the holders of the Common Units hereunder.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Percentage Interest” means, with respect to any Member, the fraction, expressed as a percentage whose numerator is the total number of Common Units then held by such Member and whose denominator is the total number of issued and outstanding Common Units. The Company Percentage Interests of all Members shall at all times equal 100% in the aggregate and shall be set forth on the Register of Members.

“Confidential Information” has the meaning set forth in Section 14.10(a).

“Contributing Member” has the meaning set forth in Section 4.2(e).

“Contribution Notice” has the meaning set forth in Section 4.2(e).

“Contribution Option Period” has the meaning set forth in Section 4.2(d).

“Control” means, with respect to the relationship between two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise. The terms “Controlled” or “under common Control with” have correlative meanings.

“Core Assets” means assets used in the generation, transmission, distribution and sale of electricity.

“Corporate Opportunity” has the meaning set forth in Section 3.6(c).

“Debt” means all (a) obligations of a Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (b) obligations of such Person to pay any deferred purchase price, including “earn-out” payments, post-closing true-up obligations, conditional sale obligations, obligations under any title retention agreement or similar contingent obligations; (c) obligations under commodity hedging arrangements, exchange rate contracts, interest rate protection agreements or other hedging or derivatives arrangements solely to the extent such obligations would have been considered indebtedness on the Company’s balance sheet; (d) obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn; (e) obligations of a Person under leases classified as capital or finance leases in its financial statements or required to be so classified in accordance with GAAP; (f) guarantees with respect to obligations of other Persons of the type referred to in clauses (a) through (e); and (g) obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person, including in each case, the outstanding principal amount, any unpaid or accrued interest and any other payment obligations in respect thereof. “Debt” does not include any (A) ordinary course intercompany obligations between or among the Company and its Subsidiaries to the extent eliminated in consolidation or (B) trade accounts payable of the Company and its Subsidiaries incurred in the ordinary course of business and included in net working capital in accordance with GAAP.

Exhibit A-3

“DEI” has the meaning set forth in the Recitals to this Agreement.

“Director” means a member of the Board.

“Dispute” has the meaning set forth in Section 14.11(a).

“Dissolution Event” has the meaning set forth in Section 9.1.

“Distributable Cash” means, as of any date, all cash, cash equivalents and liquid investments available to the Company and its Subsidiaries as of such date, less (a) all Tax Sharing Payments anticipated to be due and payable in the next six (6) months and (b) all reserves that, in the reasonable, good faith judgment of the Board, are necessary or appropriate for the operation of the Company and its Subsidiaries (in each case, taking into account the maintenance of working capital requirements and including reserves for the payment of future expenses, costs, capital requirements and other financial obligations, and subject to applicable Law (including the Act), regulatory requirements and the terms of any agreements providing for the Company and its Subsidiaries’ debt financing); provided, however, that in determining the amount of Distributable Cash as of any time, the Company shall use reasonable best efforts to cause DEI to make distributions of cash to the Company on a quarterly basis in an amount not less than 30% (thirty percent) of its net income for the relevant period; provided, further, that (i) the Board shall determine the amount of necessary and appropriate reserves taking into account (x) the past practices of the Company and its Subsidiaries, (y) the practices of Duke’s other utilities and other similarly situated companies in the public utility industry, as applicable, and (z) the obligations of the Members to their creditors (to the extent known to the Company and related to the Member’s investment therein), and (ii) the Company shall use commercially reasonable efforts to maintain its regulated net debt/capital structure within two and one-half percent (2.5%) of the most recently approved regulated capital structure.

“Drag Along Notice” has the meaning set forth in Section 11.5(b).

“Drag Along Purchaser” has the meaning set forth in Section 11.5(a).

“Drag Along Right” has the meaning set forth in Section 11.5(a).

“Drag Along Sale” has the meaning set forth in Section 11.5(a).

“Duke” means Duke Energy Corporation, a Delaware corporation.

Exhibit A-4

“Duke Change of Control” means the consummation of any transaction or series of related transactions (as a result of a tender offer, share exchange, merger, business combination, reorganization, consolidation or otherwise) that results, or would if consummated result, in (x) the stockholders of Duke as of immediately prior to the consummation of such transaction ceasing to be the Beneficial Owners, directly or indirectly, of at least a majority of the issued and outstanding voting securities of Duke (or the continuing or surviving entity of such transaction) as of immediately following the consummation of such transaction or (y) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becoming the Beneficial Owner of more than fifty percent (50%) of the issued and outstanding voting securities of Duke.

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Effective Time” means the time on the Effective Date at which this Agreement was executed and delivered by the Members.

“Electing Member” has the meaning set forth in Section 4.2(g).

“Eligible Person” means each Person entitled to indemnification pursuant to Article X.

“Emergency Advance” has the meaning set forth in Section 4.2(h).

“Equity Interests” means, with respect to any Person, (a) equity interests in such Person (including for the avoidance of doubt, in the case of the Company, Units), (b) obligations, evidences of indebtedness or other securities or interests, in each case, convertible or exchangeable into equity interests (including for the avoidance of doubt, in the case of the Company, Units) in such Person and (c) warrants, options or other rights to purchase or otherwise acquire equity interests (including for the avoidance of doubt, in the case of the Company, Units) in such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, security or interest and subject to Section 14.13, the price at which the asset, security or interest would change hands between a willing buyer and a willing seller that are not Affiliated, neither being under any compulsion to buy or to sell, and both having knowledge of the relevant facts and taking into account the full useful life of the asset and the Financial Model. In valuing Units no consideration of any control, liquidity or minority discount or premium shall be taken into account. Fair Market Value shall be determined by the Board in accordance with the foregoing, subject to Section 14.13.

“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.

“Financial Model” has the meaning set forth in Section 8.1(a).

“First Closing” has the meaning set forth in the Investment Agreement.

Exhibit A-5

“Fiscal Year” has the meaning set forth in Section 8.5.

“Freely Tradable” means, with respect to any securities, securities that can be immediately sold to the general public without the necessity of any U.S. Federal, state or local government consent, approval or filing and are not subject to any lockup or contractual restriction on the sale or transfer thereof.

“GAAP” means the generally accepted accounting principles in the United States.

“Government Investor Member” means an Investor Member that is eligible for benefits under Section 892 of the Code and the Treasury Regulations promulgated thereunder and that has provided to the Company an effective and properly executed IRS Form W-8EXP claiming exemption from U.S. federal income tax under Section 892 of the Code.

“Government Official” shall mean any officer or employee or family member of an officer or employee of a government, department (whether executive, legislative, judicial or administrative), agency or instrumentality of such government, including any government-owned business, a public international organization, or any person acting in an official capacity for or on behalf of such government or any candidate for public office or representative of a political party.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, or entity and any court or other tribunal).

“ICC Court” has the meaning set forth in Section 14.11(b).

“Investment Agreement” has the meaning set forth in the Recitals to this Agreement.

“Investor 4.9% Member” means any Member (other than Cinergy and its Affiliates) who, together with such Member’s Affiliates, has an aggregate Company Percentage Interest greater than or equal to four and nine-tenths percent (4.9%).

“Investor Indemnitors” has the meaning set forth in Section 10.14.

“Investor Member” means any Member other than Cinergy and its Affiliates.

“Investor Member Change of Control” means, with respect to an Investor Member, the consummation of any transaction or series of related transactions pursuant to which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than an Affiliate of such Investor Member is or becomes the Beneficial Owner of 50% or more of the total voting power of the Investor Member.

“IRR” means, with respect to each Common Unit, as of the time of determination, an actual annual post-tax return of the specified percentage, compounded annually, on the Capital Contribution attributable to such Common Unit. IRR with respect to each Common Unit shall be calculated (a) assuming (i) the Capital Contribution in respect of such Unit was paid on the date it was funded as set forth in Schedule A and (ii) all relevant distributions in respect of such Common Unit pursuant to Article V have been made on the date actually paid by the Company; and (b) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR as reasonably determined by the Board).

Exhibit A-6

“IRS” means the U.S. Internal Revenue Service and any successor thereto.

“IURC” means the Indiana Utility Regulatory Commission.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter ruling of a Governmental Authority and shall include, for the avoidance of any doubt, the Act.

“Lien” means any mortgage, deed of trust, pledge, lien (including any Tax lien), charge, claim, option, right of first refusal, equitable interest, security interest, third-party right, assignment, hypothecation, encumbrance, easement, right of way, title defect, encroachment, or other covenant, condition, agreement or arrangement that has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement).

“Liquidator” has the meaning set forth in Section 9.2(a).

“Listed Securities” shall mean common shares of a publicly traded company with a market capitalization of at least one billion dollars ($1,000,000,000) and a free float of at least 80%, such common shares being listed (or quoted, as the case may be) on the New York Stock Exchange, NASDAQ or another major U.S. stock exchange reasonably acceptable to the Investor Member(s).

“Lockup Period” has the meaning set forth in Section 11.3.

“Major Decision” has the meaning set forth in Section 7.1.

“Member” means a Common Member or a Person holding another Class of Units issued hereunder.

“Membership Interests” means the entire ownership interest of a Member in the Company, including any and all rights to vote and otherwise participate in the affairs of the company, as applicable, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Necessary Expenses” means expenses of the Company or any of its Subsidiaries that are required by the Company or its Subsidiaries on an unplanned, emergency basis to fund (a) debt service payments on the Company’s or any of its Subsidiaries’ financing (including expenses of incurring any defaults thereunder), (b) any repairs and expenditures necessary to prevent or mitigate material damage to any material assets of the Company or its Subsidiaries, (c) expenses incidental to compliance with any final orders, judgments or other proceedings or regulatory requirements and costs and expenses related thereto and (d) any expenditure necessary to avoid a material default pursuant to any material contract or agreement to which the Company or any of its Subsidiaries is a party.

Exhibit A-7

“New Investor” has the meaning set forth in the Preamble to this Agreement.

“New Investor Designee” has the meaning set forth in Section 6.1(b).

“New Investor Group” means New Investor, together with any other Persons that acquire New Investor Units, acting by a vote or written consent of the holders of a majority of the New Investor Units or otherwise by agreement among such holders.

“New Investor Units” means Units first issued to New Investor in accordance with this Agreement.

“New Units” has the meaning set forth in Section 4.1(c).

“New Units Notice” has the meaning set forth in Section 4.4(b).

“Non-Contributing Member” has the meaning set forth in Section 4.2(e).

“Non-Selling Member” has the meaning set forth in Section 11.4(a).

“Offer Notice” has the meaning set forth in Section 11.4(a).

“Offer Period” has the meaning set forth in Section 11.4(a).

“Offered Units” has the meaning set forth in Section 11.4(a).

“Officer” means each Person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Section 6.9, subject to any resolution of the Board appointing or removing such Person as an officer or relating to such appointment or such delegation of authority or duties.

“Organizational Documents” means, with respect to any corporation, partnership, limited liability company or other entity, the articles of incorporation, bylaws, limited liability company agreement, operating agreement, memorandum of association or equivalent or similar organizational documents of such entity.

“Original Agreement” has the meaning set forth in the Recitals to this Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity, and any government or agency or political subdivision thereof.

Exhibit A-8

“Preemptive Right” has the meaning set forth in Section 4.4(a).

“Prohibited Payment” means any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value, directly or indirectly, to a Government Official for the purpose of either (i) influencing any act or decision of the Government Official in his or her official capacity, (ii) inducing the Government Official to do or omit to do any act in violation of his or her lawful duty, (iii) securing any improper advantage or (iv) inducing the Government Official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or in directing business to any party.

“Prohibited Transaction” means any of the following: (i) receiving, transferring, transporting, retaining, using, structuring, diverting or hiding the proceeds of any criminal activity whatsoever, including drug trafficking, fraud or bribery of a Government Official; (ii) engaging or becoming involved in, financing, or supporting financially or otherwise, sponsoring, facilitating, or giving aid to any terrorist person, activity or organization; or (iii) participating in any transaction or otherwise conducting business with any Person that appears on any list issued by a United States or European Union governmental authority, the World Bank or the United Nations with respect to money laundering, terrorism financing, drug trafficking or economic or arms embargoes.

“Prohibited Transferee” means (i) any Person that appears on any list issued by a United States, Canadian or European Union governmental authority, the World Bank or the United Nations with respect to money laundering, terrorism financing, drug trafficking, or economic or arms embargos, or (ii) any Person who within the last five (5) years has been convicted by a United States, Canadian or European Union governmental authority for violations of anti-bribery, money laundering, terrorism financing or drug trafficking laws, or for criminal violations of economic or arms embargo laws, or (iii) other than sovereign wealth funds, any Person for which the true Beneficial Owner of the Person is not known or identifiable and is not reasonably apparent, and with respect to clause (iii) only, so long as reasonable comfort regarding the fact that such transferee is such sovereign wealth fund is provided to the Company.

“Proportionate Contribution Entitlement” has the meaning set forth in Section 4.2(b).

“Put Exercise Date” has the meaning set forth in Section 7.3(c).

“Put Exercise Notice” has the meaning set forth in Section 7.3(c).

“Put Price” has the meaning set forth in Section 7.3(d).

“Put Right Member” has the meaning set forth in Section 7.2.

“Put Sale” has the meaning set forth in Section 7.3(c).

Exhibit A-9

“Put Triggering Event” has the meaning set forth in Section 7.3(b).

“Put Triggering Event Notice” has the meaning set forth in Section 7.3(b).

“Put Units” has the meaning set forth in Section 7.3(c).

“Qualifying Core Assets” means Core Assets on which the Company reasonably expects (a) that the Company or its Subsidiaries are eligible to include in rate base and (b) will be eligible to earn a return through rates approved by IURC or FERC. For the avoidance of doubt, Qualifying Core Assets shall also include necessary or ancillary expenses to support such assets (including working capital).

“Reference Amount” means the net utility plant set forth on the most recently filed FERC Form 1 of DEI.

“Register of Members” means the register of Members of the Company (attached as Schedule A hereto, as amended from time to time to reflect changes in equity ownership of the Company), which register is conclusive as to the equity ownership in the Company.

“Registered Office” has the meaning set forth in the Certificate of Formation.

“Regulatory Approval Period” means, with respect to any proposed Transfer of Units or issuance of New Units, the period beginning on the date a definitive agreement is executed with respect to such Transfer or issuance and ending on the date that is one hundred eighty (180) days thereafter; provided, however, that in each case, such period shall be extended up to an additional ninety (90) days so long as the parties to the proposed Transfer or issuance have used and continue to use their reasonable best efforts to obtain any required regulatory approvals, but such approvals have not been obtained.

“Rejection Notice” has the meaning set forth in Section 11.4(b).

“Representatives” means, with respect to any Person, such Person’s shareholders or members, and its and their respective officers, directors, employees, accountants, consultants, legal counsel, financial advisors, current and prospective financing sources and other representatives and agents.

“Requisite Director Appointment Percentage” means nine and nine-tenths percent (9.9%).

“Requisite Observer Appointment Percentage” means four and nine-tenths percent (4.9%).

“Requisite Two-Director Appointment Percentage” means fourteen and nine-tenths percent (14.9%).

“Residual Contribution Amount” has the meaning set forth in Section 4.2(e).

“Residual Exercise Notice” has the meaning set forth in Section 4.2(f).

Exhibit A-10

“Residual Exercise Period” has the meaning set forth in Section 4.2(f).

“ROFO Notice” has the meaning set forth in Section 11.4(a).

“Rules” has the meaning set forth in Section 14.11(b).

“Second Closing” has the meaning set forth in the Investment Agreement.

“Secured Obligations” means any obligations or liabilities of New Investor or any of its Affiliates to any Secured Parties.

“Secured Parties” means any Persons, or an agent therefor, that have committed to provide, and have provided, debt financing to New Investor or any of its Affiliates that is secured by New Investor’s or any of its Affiliates’ Units.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 11.4(a).

“Subsidiary” means, with respect to the Company, any Person of which more than fifty percent (50%) of the total voting equity interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or other similar Persons), or the ability to elect a majority of the directors, managers or trustees thereof (or other similar Persons), is at the time owned or Controlled, directly or indirectly, by the Company.

“Tag-Along Election Notice” has the meaning set forth in Section 11.6(c).

“Tag-Along Offer Notice” has the meaning set forth in Section 11.6(b).

“Tag-Along Offer Period” has the meaning set forth in Section 11.6(c).

“Tag-Along Right” has the meaning set forth in Section 11.6(a).

“Tag-Along Sale” has the meaning set forth in Section 11.6(a).

“Tax” or “Taxes” means all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, transfer, environmental, production, custom duty, unemployment, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, ad valorem, profit, gift, severance, value added, disability, recapture, occupancy, retaliatory or reciprocal, guaranty fund assessments, credit, occupation, leasing, employment, stamp, goods and services, utility and other taxes, including any interest, penalties or additions attributable thereto.

“Tax Matters Shareholder” has the meaning set forth in Section 8.4(a).

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with respect to Taxes.

Exhibit A-11

“Tax Return” means any return, declaration, report, claim for refund, form, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis, and also including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means that certain Fourth Amended Agreement for Filing Consolidated Income Tax Returns and for Allocation of Consolidated Income Tax, dated as of January 1, 2016, by and between Duke and its Subsidiaries (including DEI and the Company), as the same may be amended.

“Tax Sharing Payments” means all payments required to be made by the Company or DEI pursuant to the Tax Sharing Agreement.

“Third Party” means any Person other than Affiliate of a Member.

“Third-Party Investor” has the meaning set forth in Section 4.1(c).

“Third-Party Purchaser” has the meaning set forth in Section 11.4(a).

“Transfer” means any direct or indirect sale, exchange, transfer, lease, license or other disposal or similar transaction, whether voluntary, involuntary or by operation of law, whether or not for value.

“Units” means, as applicable, (i) Common Units or (ii) any other units representing any other Class of Membership Interests created by the Board pursuant to Section 3.3.

“Wholly-Owned Affiliate” of a Person means any other Person that (i) is wholly owned by such first person, (ii) wholly owns such Person or (iii) is wholly owned by a third Person that wholly owns both such first person and such other person. As used herein, to “wholly own” means to directly or indirectly own all of the equity and voting securities of a Person.

Exhibit A-12